UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Corporate Headquarters

March 23, 2015

Dear Stockholder:
You are cordially invited to attend our Annual Meeting of Stockholders on May 14, 2015, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida, at 4:00 p.m. local time. In the following Notice of 2015 Annual Meeting and Proxy Statement, we describe the matters you will be asked to vote on at the meeting.
We are pleased to utilize the Securities and Exchange Commission rules allowing us to furnish our proxy materials to you over the Internet. We believe this allows us to provide the information you need in a more timely, efficient and cost-effective manner.
Your vote is very important. I urge you to vote on the Internet, by telephone or by mail in order to be certain that your stock is represented at the meeting, even if you plan to attend.

By:	/s/ Paul G. Boynton
Paul G. Boynton Chairman, President and Chief Executive Officer

Rayonier Advanced Materials Inc. 1301 Riverplace Boulevard, Suite 2300 Jacksonville, FL 32207
Telephone (904) 357-4600 Fax (904) 357-9101

Corporate Headquarters

March 23, 2015

NOTICE OF 2015 ANNUAL MEETING
Notice is hereby given that the 2015 Annual Meeting of Stockholders of Rayonier Advanced Materials Inc., a Delaware corporation, will be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 14, 2015 at 4:00 p.m. local time, for purposes of:

1)	reelecting the three Class I directors to terms expiring in 2018;

2)	approving, in a non-binding vote, the compensation of our named executive officers as disclosed in the attached Proxy Statement;

3)	recommending, in a non-binding vote, whether a non-binding stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years;

4)	ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015; and

5)	acting upon such other matters as may properly come before the meeting.
All Rayonier Advanced Materials stockholders of record at the close of business on March 16, 2015 are entitled to vote at the meeting.
We urge you to vote your stock over the Internet, by telephone or through the mail at your earliest convenience.

By:	/s/ Michael R. Herman
Michael R. Herman Corporate Secretary

Rayonier Advanced Materials Inc. 1301 Riverplace Boulevard, Suite 2300 Jacksonville, FL 32207
Telephone (904) 357-4600 Fax (904) 357-9101

PROXY STATEMENT
2015 Annual Meeting of Stockholders of Rayonier Advanced Materials Inc.
Thursday, May 14, 2015

The 2015 Annual Meeting of Stockholders of Rayonier Advanced Materials Inc. (the “Annual Meeting”) will be held on May 14, 2015, for the purposes set forth in the accompanying Notice of 2015 Annual Meeting. This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment of the meeting. We may refer to Rayonier Advanced Materials Inc. in this Proxy Statement as “we”, “us”, “our”, the “Company” or “Rayonier Advanced Materials”.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
We are utilizing the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Internet Notice tells you how to access and review the Proxy Statement and our 2014 Annual Report to Stockholders (the “Annual Report”), which includes our 2014 Annual Report on Form 10-K, including financial statements, as well as how to submit your proxy over the Internet. If you received the Internet Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting printed materials included in the Internet Notice.
The Internet Notice, these proxy solicitation materials and our Annual Report were first made available on the Internet and mailed to certain stockholders on or about March 23, 2015.
The Notice of 2015 Annual Meeting, this Proxy Statement and our Annual Report are available at www.ProxyVote.com.

QUESTIONS AND ANSWERS

Q:	WHAT AM I VOTING ON?

A:
You are being asked by the Company to vote on four matters: (1) the reelection of three Class I directors: James F. Kirsch, James H. Miller and Ronald Townsend (information about each nominee is included in the “Information as to Nominees for Election to the Board of Directors” section); (2) the approval, in a non-binding vote, of the compensation of our named executive officers as disclosed in this Proxy Statement (referred to herein as “Say on Pay”, more information can be found in the “Advisory Vote on Say on Pay” section); (3) the recommendation, in a non-binding vote, of whether a non-binding stockholder vote to approve the compensation of our named executive officers as disclosed in the Company's proxy statement should occur every one, two or three years (referred to herein as "Say When on Pay", more information can be found in the “Advisory Vote on Say When on Pay” section); and (4) the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 (more information can be found in the “Ratification of Independent Registered Public Accounting Firm” section). The Board of Directors recommends that you vote “FOR” each of the director nominees listed above, “ONE YEAR” for the Say When on Pay proposal, and “FOR” each of the other proposals.

Q:	WHO IS ENTITLED TO VOTE?

A:
The record holder of each of the 42,837,741 shares of Rayonier Advanced Materials common stock (“Common Stock”) outstanding at the close of business on March 16, 2015 is entitled to one vote for each share of stock owned.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote on the Internet by following the “Vote by Internet” instructions on your Internet Notice or proxy card.

•
You can vote by telephone by following the “Vote by Phone” instructions on the www.ProxyVote.com website referred to in the Internet Notice, or, if you receive hard copies of the proxy solicitation materials, by following the “Vote by Phone” instructions referred to in your proxy card.

•
If you receive hard copies of the proxy solicitation materials, you can vote by mail by signing and dating your proxy card and mailing it in the provided prepaid envelope. If you mark your voting instructions on the proxy card, your stock will be voted as you instruct. If you return a signed and dated card but do not provide voting instructions, your stock will be voted in accordance with the recommendations of the Board of Directors.

•
You can vote in person at the Annual Meeting by delivering a completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your stock in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	HOW DO I VOTE STOCK THAT I HOLD THROUGH AN EMPLOYEE BENEFIT PLAN SPONSORED BY THE COMPANY?

A:	If you hold Common Stock of the Company through any of the following employee benefit plans, you vote them by following the instructions above:
Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees
Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees
Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees
Note that if you do not vote your stock held in any of these Company employee benefit plans or do not specify your voting instructions on your proxy card, the trustee of the employee benefit plans will vote your plan stock in the same proportion as the stock for which voting instructions have been received. To allow sufficient time for voting by the trustee, your voting instructions for employee benefit plan stock must be received by May 11, 2015.

Q:	WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING?

A:
To attend the Annual Meeting, you will need to bring (1) proof of ownership of Common Stock as of the record date, which is the close of business on March 16, 2015 and (2) a valid government-issued photo identification. If you are a stockholder of record, proof of ownership can include your proxy card or the Internet Notice. If your stock is held in the name of a broker, bank or other holder of record, you must present proof of your beneficial ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your stock at the Annual Meeting) or a bank or brokerage account statement (in which case you will not be able to vote your stock at the Annual Meeting), reflecting your ownership of Common Stock as of the record date. If you do not have proof of ownership together with a valid picture identification, you will not be admitted to the meeting.

Admission to the Annual Meeting is limited to stockholders as of the record date and one immediate family member; one individual properly designated as a stockholder’s authorized proxy holder; or one qualified representative authorized to present a stockholder proposal properly before the meeting.
No cameras, recording equipment, large bags, briefcases, or packages will be permitted in the Annual Meeting. The Company may implement additional security procedures to ensure the safety of the meeting attendees.

Q:	IS MY VOTE CONFIDENTIAL?

A:
Proxy cards, ballots and reports of Internet and telephone voting results that identify individual stockholders are mailed or returned directly to Broadridge Financial Services, Inc. (“Broadridge”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

•	as needed to permit Broadridge and our inspector of elections to tabulate and certify the vote;

•	as required by law;

•	if we determine that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WHAT STOCK IS COVERED BY MY INTERNET NOTICE OR PROXY CARD?

A:	You should have been provided an Internet Notice or proxy card for each account in which you own Common Stock either:

•	directly in your name as the stockholder of record, which includes stock purchased through any of our employee benefit plans; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR PROXY CARD?

A:
It means that you have multiple accounts in which you own Common Stock. Please vote all stock in each account for which you receive an Internet Notice or proxy card to ensure that all your stock is voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Computershare. All communications concerning stock you hold in your name, including address changes, name changes, requests to transfer stock and similar issues, can be handled by making a toll-free call to Computershare at 1-866-246-0322. From outside the U.S. you may call Computershare at 201-680-6578.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote by:

•
voting on the Internet or by telephone before 11:59 p.m. Eastern Daylight Time on the day before the Annual Meeting or, for employee benefit plan stock, the cut off date noted above (only your most recent Internet or telephone proxy is counted);

•	signing and submitting another proxy card with a later date at any time before the polls close at the Annual Meeting;

•	giving timely written notice of revocation of your proxy to our Corporate Secretary at 1301 Riverplace Boulevard, Suite 2300, Jacksonville, Florida 32207; or

•	voting again in person before the polls close at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:
In order to conduct the Annual Meeting, a majority of the Common Stock outstanding as of the close of business on March 16, 2015 must be present, either in person or represented by proxy. All stock voted pursuant to properly submitted proxies and ballots, as well as abstentions and stock voted on a discretionary basis by banks or brokers in the absence of voting instructions from their customers, will be counted as present and entitled to vote for purposes of satisfying this requirement.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:
The affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting is required to elect that nominee as a director. For this proposal, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” a nominee. Abstentions will therefore not affect the outcome of director elections.

Please note that under New York Stock Exchange (“NYSE”) rules, banks and brokers are not permitted to vote the uninstructed stock of their customers on a discretionary basis (referred to as “broker non-votes”) in the election of directors. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock in the election of directors, no votes will be cast on your behalf in the election of directors. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the election of directors.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE “SAY ON PAY” PROPOSAL?

A:
The vote on the Say on Pay proposal is advisory only and non-binding on the Company or our Board of Directors. The proposal will be approved on a non-binding, advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. Abstentions therefore will not affect the outcome of the proposal.

Banks and brokers are not permitted to vote uninstructed stock for any Company proposals relating to executive compensation. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE “SAY WHEN ON PAY” PROPOSAL?

A:
The vote on the Say When on Pay proposal is advisory only and non-binding on the Company or our Board of Directors. However, the Company will report the results of the vote and will announce when the next Say on Pay proposal will be presented for a stockholder vote.

Banks and brokers are not permitted to vote uninstructed stock for any company proposals relating to executive compensation, which includes this Say When on Pay vote. As a result, if you hold your stock through an account with a bank or broker and you do not instruct your bank or broker how to vote your stock on the Say When on Pay proposal, no votes will be cast on your behalf on the recommendation of whether a stockholder vote to approve the compensation of our named executed officers as disclosed in the Company’s proxy statement should occur every one, two or three years. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the recommendation of a frequency under the Say When on Pay proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:
The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. As a result, abstentions will not affect the outcome. We do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:
We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the Internet Notice or proxy card is legally and properly brought before the Annual Meeting, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of our stockholders. Under the Company’s bylaws, given that the Annual Meeting is the first to be conducted by the Company, all stockholder proposals and director nominations must have been received in accordance with SEC regulations under Rule 14a-8 to be considered for inclusion in this Proxy Statement. As of March 16, 2015, we had not received any stockholder proposals or director nominations from stockholders to be acted upon at the Annual Meeting.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Broadridge will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	HOW WILL I LEARN THE RESULTS OF THE VOTING?

A:	We will announce the voting results of the proposals at the Annual Meeting and on a Form 8-K to be filed with the SEC no later than four business days following the Annual Meeting.

Q:	WHO PAYS THE COST OF THIS PROXY SOLICITATION?

A:
The Company pays the costs of soliciting proxies and has retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support. For these services, the Company will pay The Proxy Advisory Group, LLC a services fee and reimbursement of customary expenses, which are not expected to exceed $23,500 in the aggregate. The Company will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Stock. Additionally, directors, officers and employees may solicit proxies on behalf of the Company by mail, telephone, facsimile, email and personal solicitation. Directors, officers and employees will not be paid additional compensation for such services.

Q:	WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS DUE?

A:
For a stockholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”), the Company’s Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on November 24, 2015. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. The submission of a proposal in accordance with these requirements does not guarantee we will include the proposal in our proxy statement or on our proxy card. Proposals should be addressed to:

Corporate Secretary
Rayonier Advanced Materials Inc.
1301 Riverplace Boulevard, Suite 2300
Jacksonville, Florida 32207

For a stockholder proposal (including a director nomination) to be properly brought before the stockholders at the 2016 Annual Meeting outside of the Company’s proxy statement, the stockholder must comply with the requirements of the Company’s bylaws and give timely notice in accordance with such bylaws, which, in general, require the notice be received by the Corporate Secretary: (i) no earlier than the close of business on January 15, 2016; and (ii) no later than the close of business on February 14, 2016.
If the date of the 2016 Annual Meeting is moved more than 30 days before or more than 60 days after May 14, 2016, then notice of a stockholder proposal that is not intended to be included in the Company’s proxy statement must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of: (a) 90 days prior to the meeting; or (b) if the first public announcement of the date of the 2016 Annual Meeting is less than 100 days prior to the date of such meeting, 10 days after public announcement of the meeting date.
We strongly encourage any stockholder interested in submitting a proposal for the 2016 Annual Meeting to contact our Corporate Secretary at (904) 357-4600 prior to submission in order to discuss the proposal.

SEPARATION OF THE COMPANY FROM RAYONIER INC.

On June 27, 2014, the Company became an independent, publicly-traded company as a result of the distribution by Rayonier Inc. (“Rayonier”) of 100% of the outstanding Common Stock of the Company to Rayonier’s shareholders, which we refer to as the “Separation”. Each Rayonier shareholder of record as of the close of business on June 18, 2014 (the “Record Date”) received one share of Common Stock for every three Rayonier common shares held as of the Record Date. The Company was incorporated in Delaware as a wholly owned subsidiary of Rayonier on January 16, 2014 and is comprised of Rayonier’s former performance fibers business. The Company’s Registration Statement on Form 10 was declared effective by the SEC on June 13, 2014. The Common Stock began trading “regular-way” under the ticker symbol “RYAM” on the NYSE on June 30, 2014. For additional information, please see our Information Statement, which is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 18, 2014.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors is responsible for establishing overall corporate policy and for overseeing management and the ultimate performance of the Company. The Board reviews strategy and significant developments affecting the Company and acts on matters requiring Board approval. The Board held six meetings during fiscal year 2014, which for the Company commenced on June 27, 2014 (the date of Separation) and ended on December 31, 2014. During fiscal year 2014, all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member.
The Board consists of three classes, each comprised of three directors. Commencing at the 2015 Annual Meeting, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. The terms of the Class I directors expire at the 2015 Annual Meeting and such directors are presented for reelection. The terms of the Class II directors will expire at the 2016 Annual Meeting with the terms of the Class III directors set to expire at the 2017 Annual Meeting of Stockholders.
Accordingly, stockholders are being asked to vote on the reelection of the three Class I directors, each to serve until the 2018 Annual Meeting of Stockholders and their successors are duly elected and qualified. The Board has no reason to believe any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Stock properly represented by valid proxies will be voted in connection with the election of a substitute nominee recommended by the Board. Alternatively, the Board may either allow the vacancy to remain unfilled until an appropriate candidate is located or may reduce the authorized number of directors to eliminate the unfilled seat.
If any incumbent nominee for director should fail to receive the required affirmative vote of a majority of the votes cast with regard to his election, under Delaware law (the Company’s state of incorporation) the director would remain in office as a “holdover” director until his successor is elected and qualified or he resigns, retires or is otherwise removed. In such a situation, our Corporate Governance Principles require the director to tender his resignation to the Board. The Nominating and Corporate Governance Committee (the “Nominating Committee”) would then consider such resignation and make a recommendation to the Board as to whether to accept or decline the resignation. The Board would then make a determination and publicly disclose its decision and rationale within 90 days after receipt of the tendered resignation.
Director Qualifications
We believe the members of our Board of Directors have the proper mix of relevant experience, knowledge and expertise given the Company’s business, together with a level of demonstrated integrity, judgment, leadership and collegiality, to effectively advise and oversee management in executing our strategy. There are no specific minimum qualifications for director nominees other than, as required by our Corporate Governance Principles, no director nominee may stand for election after he or she has reached the age of 74. However, in identifying or evaluating potential nominees, it is the policy of our Nominating Committee to seek individuals who have the knowledge, experience, diversity and personal and professional integrity to be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our stockholders. These criteria for Board membership are periodically evaluated by the Nominating Committee taking into account the Company’s strategy, its geographic markets, regulatory environment and other relevant business factors, as well as changes, if any, in applicable laws and NYSE listing standards.

A biography of each member of the Company’s Board of Directors, including the three nominees for election, is set forth below. Also included is a statement regarding each director’s or nominee’s individual qualifications for Board service.
THE BOARD OF DIRECTORS RECOMENDS THAT YOU VOTE “FOR” EACH OF THE THREE NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS.
Information as to Nominees for Election to the Board of Directors
Class I, Terms Expire in 2015
JAMES F. KIRSCH, Age 57    Director Since 2014
Mr. Kirsch served as the Chairman, President and Chief Executive Officer of Ferro Corporation (a leading producer of specialty materials and chemicals) from 2006 to 2012. He joined Ferro in October 2004 as its President and Chief Operating Officer, was appointed Chief Executive Officer and Director in November 2005 and was elected Chairman in December 2006. Prior to that, from 2002 through 2004, he served as President of Quantum Composites, Inc. (a manufacturer of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries). From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada. Mr. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals. He formerly served as a director of Cliffs Natural Resources, Inc. from March 2010 to August 2014. He is a graduate of The Ohio State University.
Mr. Kirsch brings a wealth of senior management experience with major organizations with international operations, and has substantial experience in the areas of specialty materials and chemicals. As a former chairman, president and CEO of a NYSE-listed company, he brings considerable senior leadership experience to the Board and the committees thereof on which he serves.
JAMES H. MILLER, Age 66    Director Since 2014
Mr. Miller served as Chairman of PPL Corporation (an energy and utility holding company) from 2006 until his retirement in March 2012. He also served as Chief Executive Officer of PPL from 2006 to 2011, President from 2005 to 2011 and Executive Vice President and Chief Operating Officer from 2004 to 2005. Mr. Miller joined PPL in 2001 as President of PPL Generation, LLC, a subsidiary that operates power plants in the United States. Previously, Mr. Miller was Executive Vice President of USEC Inc., and President of two ABB Group subsidiaries: ABB Environmental Systems and ABB Resource Recovery Systems. He also served as President of the former UC Operating Services. He began his career in the electric utility industry at the former Delmarva Power & Light Co. Mr. Miller also serves on the Boards of Crown Holdings, Inc., Chicago Bridge & Iron Co. N.A. and AES Corporation. He formerly served as a director of Rayonier Inc. from October 2011 to June 2014 and as a director of LeHigh Gas Partners LP. He earned a bachelor’s degree in electrical engineering from the University of Delaware after serving in the U.S. Navy nuclear submarine program.
Mr. Miller brings both domestic and international senior management leadership and experience to our Board. We believe his experience as CEO of a highly regulated public utility company, and his resulting expertise with regard to energy issues, safety, environmental regulation and governmental and regulatory affairs, are particularly relevant to Board oversight of our manufacturing operations.
RONALD TOWNSEND, Age 73    Director Since 2014
Mr. Townsend is an independent communications consultant, based in Jacksonville, Florida since 1997. He retired from Gannett Company (a diversified news and information company) in 1996 after serving 22 years in positions of increasing responsibility, including as President of Gannett Television Group. Mr. Townsend serves on the Board of the Jacksonville Electric Authority and as a trustee of the University of North Florida. He formerly served as a director of Rayonier Inc. from February 2001 to June 2014. Mr. Townsend attended The City University of New York, Bernard Baruch.
Mr. Townsend brings significant experience and expertise in media and public relations to the Board and is experienced in public company governance. We believe his background and expertise, including his political and civic activities in the Jacksonville, Florida area, provide the Board with a unique perspective on high-profile issues facing our business.

Information as to Other Directors
Class II, Terms to Expire in 2016
C. DAVID BROWN, II, Age 63    Director Since 2014
Mr. Brown is Chairman of Broad and Cassel (a law firm based in Orlando, Florida), a position he has held since 2000. Previously, he served as Managing Partner of the firm’s Orlando office from 1990. He joined the firm in 1980. Mr. Brown serves on the Board of Directors of CVS Health Corporation and on the Board of Directors of Orlando Health, a not-for-profit healthcare network. Mr. Brown formerly served as a director of Rayonier Inc. from November 2006 to June 2014, as a director of Old Florida National Bank, N.A., and as Chairman of the Board of Trustees for the University of Florida He holds bachelor’s and juris doctorate degrees from the University of Florida.
Over a 35-year legal career, Mr. Brown has developed and demonstrated extensive expertise in public company corporate governance, strategy and finance, as well as extensive experience in structuring corporate transactions, both domestically and internationally. We believe his experience and expertise facilitate our Board’s oversight of our corporate strategy, capital structure and commercial transactions.
THOMAS I. MORGAN, Age 61    Director Since 2014
Mr. Morgan is a Partner and Lead Director of the Advisory Board of BPV Capital Management LLC (an investment manager of mutual funds firm). He formerly served as the Chairman of Baker & Taylor, Inc. (a leading distributor of books, videos and music products to libraries, institutions and retailers) from July 2008 to January 2014, and served as the Chief Executive Officer from 2008 to 2012. Mr. Morgan also served as the Chief Executive Officer of Hughes Supply Inc. (a diversified wholesale distributor of construction, repair and maintenance-related products) from 2003 to 2006, as President from 2001 to 2006, and as Chief Operating Officer from 2001 to 2003. Previously, he served as Chief Executive Officer of EnfoTrust Network, Value America and US Office Products. He served for 22 years at Genuine Parts Company in positions of increasing responsibility from 1975 to 1997. Mr. Morgan is a director of Tech Data Corporation and ITT Educational Services, Inc. He formerly served as a director of Rayonier Inc. from January 2012 to June 2014 and as a director of Baker & Taylor, Inc. and Waste Management, Inc. Mr. Morgan holds a bachelor’s degree in Business Administration from the University of Tennessee.
Mr. Morgan brings both public and private company leadership and CEO experience and a deep understanding of distribution and global supply chain management. As a result, we believe he is particularly well suited to contribute to Board oversight of overall management and governance issues and our global performance fibers business.
LISA M. PALUMBO, Age 56    Director Since 2014
Ms. Palumbo served as the Senior Vice President, General Counsel and Secretary of Parsons Brinckerhoff Group Inc. (a global consulting firm providing planning, design, construction and program management services for critical infrastructure projects), from 2008 until her retirement in January 2015. Prior to that, Ms. Palumbo served as Senior Vice President, General Counsel and Secretary of EDO Corporation (a defense technology company) from 2002 to 2008. In 2001, Ms. Palumbo served as Senior Vice President, General Counsel and Secretary of Moore Corporation, from 1997 to 2001 she served as Vice President, General Counsel and Secretary of Rayonier Inc. and from 1987 to 1997 she served in positions of increasing responsibility, including Assistant General Counsel and Assistant Secretary for Avnet, Inc. Ms. Palumbo holds bachelor’s and juris doctorate degrees from Rutgers University.
With over 27 years of legal experience with international, public and private companies, Ms. Palumbo brings substantial expertise in the areas of law, corporate governance, enterprise risk management, health and safety and compliance. We believe this experience and expertise, together with her prior experience as the General Counsel of Rayonier, uniquely qualify her to contribute to the Board regarding the Company’s business and to assist with the Board’s oversight of the Company’s risk management, legal and compliance responsibilities.
Class III, Terms to Expire in 2017
PAUL G. BOYNTON, Age 50    Director Since 2014
Mr. Boynton is Chairman, President and Chief Executive Officer of the Company, a position he has held since June 2014. Previously he held a number of positions of increasing responsibility with Rayonier, including Senior Vice President, Performance Fibers from 2002 to 2008, Senior Vice President, Performance Fibers and Wood Products from 2008 to 2009, Executive Vice President, Forest Resources and Real Estate from 2009 to 2010, President and Chief Operating Officer from 2010 to 2011, President and Chief Executive Officer from January 2012 to May 2012 and Chairman, President and Chief Executive Officer from May 2012 to June 2014. Mr. Boynton joined Rayonier as Director, Specialty Pulp Marketing and Sales in 1999. Prior to joining

Rayonier, he held positions with 3M Corporation from 1990 to 1999, including as Global Brand Manager, 3M Home Care Division. Mr. Boynton serves on the Board of Directors of The Brink’s Company, is a member of the Board of Directors of the National Association of Manufacturers and sits on the Board of Governors and Executive Committee of the National Council for Air & Stream Improvement. He holds a bachelor’s degree in Mechanical Engineering from Iowa State University, an MBA from the University of Iowa and graduated from the Harvard University Graduate School of Business Advanced Management Program.
As a result of Mr. Boynton’s service as Rayonier’s President and Chief Executive Officer since January 2012 and as Rayonier’s Chairman since May 2012, his previous service as Senior Vice President, Performance Fibers and Senior Vice President, Performance Fibers and Wood Products, Mr. Boynton has developed valuable business, management and leadership experience, as well as extensive knowledge of the Company and long-standing relationships with its major customers. We believe this experience at Rayonier, together with his marketing and engineering background, make Mr. Boynton uniquely well suited to contribute to the Board’s considerations of operational and strategic decisions and to manage the Company’s business.
MARK E. GAUMOND, Age 64    Director Since 2014
Mr. Gaumond is the former Americas Senior Vice Chair - Markets of Ernst & Young (a global leader in assurance, tax, transaction and advisory services), a position he held from 2006 to 2010. Previously he served as Ernst & Young’s Managing Partner, San Francisco from 2003 to 2006 and as an audit partner on several major clients. Prior to joining Ernst & Young, Mr. Gaumond was a Managing Partner with Arthur Andersen from 1994 to 2002 and a partner in the firm’s audit practice from 1986 to 1994. Mr. Gaumond serves on the Boards of Directors of Booz Allen Hamilton Holding Corporation, the Fishers Island Development Corporation and the Walsh Park Benevolent Corporation. He formerly served as a director of Cliffs Natural Resources, Inc. from July 2013 to September 2014, Rayonier Inc. from November 2010 to June 2014, and is a former trustee of the California Academy of Sciences. Mr. Gaumond holds a bachelor’s degree from Georgetown University, College of Arts and Sciences and an MBA from the Leonard N. Stern School of Business, New York University. In addition, Mr. Gaumond is a member of The American Institute of Certified Public Accountants.
Mr. Gaumond has 35 years of managerial, financial and accounting experience working extensively with senior management, audit committees and boards of directors of public companies. We believe Mr. Gaumond’s experience and financial expertise allow him to significantly contribute to our Board’s oversight of the Company’s overall financial performance, auditing and controls over financial reporting.
DELYLE W. BLOOMQUIST, Age 55    Director Since 2014
Mr. Bloomquist is the President, Global Chemical Business of Tata Chemicals Limited (an inorganic chemical and fertilizer manufacturing company), a position he has held since 2009. Previously, he served as President and Chief Executive Officer of General Chemical Industrial Products (which was acquired by Tata Chemicals in 2008) from 2004 to 2009. Prior to that, Mr. Bloomquist served at General Chemical Group Inc. in positions of increasing responsibility from 1991 to 2004, including Division Vice President and General Manager, Industrial Chemicals and Vice President and Chief Operating Officer. Mr. Bloomquist serves on the Board of Directors of EPM Mining Ventures Inc., Huber Engineered Materials and PDS Biotechnology Corporation. He is a graduate of Brigham Young University and holds an MBA from Carnegie Mellon University.
Mr. Bloomquist has over 25 years of domestic and international experience in the chemicals industry, including in the areas of finance, sales, logistics, operations, IT, strategy and business development, as well as CEO and other senior leadership experience. We believe Mr. Bloomquist’s depth and breadth of experience and expertise in the chemicals industry makes him particularly well suited to assist the Board with operational and strategic decisions about the Company’s business.

CORPORATE GOVERNANCE

Corporate Governance Principles
Our Board of Directors operates under a set of Corporate Governance Principles, which includes guidelines for determining director independence and consideration of potential director nominees. The Corporate Governance Principles can be found on the Company’s website at www.rayonieram.com. The Board, through its Nominating Committee, regularly reviews developments in corporate governance and best practices and, as warranted, modifies the Corporate Governance Principles, committee charters and key practices.

Director Independence
The Company’s Common Stock is listed on the NYSE. In accordance with NYSE listing standards, the Board makes affirmative determinations annually as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards which conform to or are more exacting than the independence requirements set forth in the NYSE listing standards. Our Director Independence Standards are appended to the Company’s Corporate Governance Principles, available at www.rayonieram.com. In applying our Director Independence Standards, the Board considers all relevant facts and circumstances.
Based on our Director Independence Standards, the Board has affirmatively determined that all persons who have served as directors of our Company at any time since June 27, 2014, other than Mr. Boynton, are independent.
The Audit Committee, on behalf of the Board of Directors, annually reviews any transactions undertaken or relationship existing between the Company and other companies in connection with which any of our directors or other “related persons” are affiliated, as required by SEC regulations. The Audit Committee determined that none of the 2014 transactions or relationships identified, were material to the Company, the other companies or the subject directors.
Committees of the Board of Directors
As indicated below, our Board of Directors has three standing committees, each of which operates under a written charter available on the Investor Relations section of the Company’s website at www.rayonieram.com.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2014(1)
AUDIT:
This committee is responsible for advising the Board concerning the financial structure of the Company and oversight of our accounting and financial reporting policies, processes and systems of internal control, including:
•
oversight of financial reporting, controls and audit performance;
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monitoring the independence and performance of our independent registered public accounting firm, with responsibility for such firm’s selection, evaluation, compensation and, if applicable, discharge;
•
approving, in advance, all of the audit and non-audit services provided to the Company by the independent registered public accounting firm;
•
facilitating open communication among the Board, senior management, internal audit and the independent registered public accounting firm;
•
overseeing our enterprise risk management and legal compliance and ethics programs, including our Standard of Ethics and Code of Corporate Conduct;
•
financings and hedging activity;
•
risk management program and processes;
•
investment policies; and
•
performance of our pension and savings plans.
		6
Mark E. Gaumond, Chair
DeLyle W. Bloomquist
James F. Kirsch
James H. Miller
Lisa M. Palumbo
Ronald Townsend

COMPENSATION AND MANAGEMENT DEVELOPMENT:	This committee is responsible for overseeing the compensation and benefits of employees, including: • evaluating management performance, succession and development matters; • establishing executive compensation; • reviewing the Compensation Discussion and Analysis included in the annual proxy statement; • approving individual compensation actions for all senior executives other than our Chief Executive Officer, which is approved by the Board; and • recommending compensation actions regarding our Chief Executive Officer for approval by our non-management directors.	3

Thomas I. Morgan, Chair
DeLyle W. Bloomquist
C. David Brown, II
James F. Kirsch
Ronald Townsend

NOMINATING AND CORPORATE GOVERNANCE:
This committee is responsible for advising the Board with regard to Board structure, composition and governance, including:
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establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including engaging advisors to assist in the search process and considering potential nominees recommended by stockholders;
•
recommending the structure and composition of Board committees;
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overseeing processes to evaluate Board and committee effectiveness;
•
recommending director compensation and benefits programs to the Board;
•
overseeing our corporate governance structure and practices, including our Corporate Governance Principles; and
•
reviewing and approving changes to the charters of the other Board committees.

		2

James H. Miller, Chair
C. David Brown, II
Mark E. Gaumond
Thomas I. Morgan
Lisa M. Palumbo

(1)	The Company’s 2014 fiscal year commenced on the date of the Separation, June 27, 2014, for purposes of calculating the number of meetings held in 2014.
Non-Management Director Meetings and Lead Director
Our non-management directors met separately during six regularly scheduled meetings, chaired by our independent Lead Director, in 2014. Mr. Brown was elected to a two-year term as Lead Director in 2014. The duties and responsibilities of the Lead Director are described below.

Board Leadership Structure and Oversight of Risk
Paul Boynton has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since January 2014. We believe, given the Board and committee structure and governance processes discussed in this Proxy Statement, the appropriate leadership structure for our Company is to have a combined Chairman and Chief Executive Officer together with an independent Lead Director, nominated and elected by the independent Board members.
The independent Lead Director has clearly delineated and comprehensive duties, including:

•	presiding at all meetings of the Board at which the Chairman/CEO is not present, including executive sessions and separate meetings of the independent directors;

•	serving as liaison between the Chairman/CEO and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board;

•	approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensuring he or she is available for consultation and direct communication.
The combined Chairman and Chief Executive Officer role provides unambiguous reporting lines for management and allows the Company to communicate to customers, suppliers, stockholders, employees and other stakeholders with a single, consistent voice.
The Board oversees risk management at the Company by annually appointing the members of the Enterprise Risk Management (“ERM”) Committee, which consists of senior executives of the Company and which is chaired by the Chief Executive Officer, who also serves as the Company’s Chief Risk Officer. The ERM Committee in turn appoints the members of business unit and staff function-level Risk Assessment and Mitigation teams, which continually identify and assess the material risks facing their respective business or function and submit semi-annual reports to the ERM Committee. These reports form the basis for the ERM Committee’s annual risk assessment whereby risks are evaluated and categorized based on probability, potential impact and the Company’s tolerance for the risk type, and used to develop a list of enterprise-level material risks which are reported to the Audit Committee for review and evaluation of mitigation strategies. The Audit Committee then assigns ongoing Board level oversight responsibility for each material risk to either the full Board or the appropriate Board committee. The ERM Committee’s annual risk assessment with regard to the Company’s overall compensation policies and practices is approved by the Compensation and Management Development Committee. We believe these governance practices, including the interaction of the Board and its committees with our Chief Executive Officer, facilitate effective Board oversight of our significant risks without adversely impacting our Board’s leadership structure.
Director Attendance at Annual Meeting of Stockholders
Directors are encouraged, but not required, to attend each Annual Meeting of Stockholders.
Communications with the Board
Stockholders and other interested parties who would like to communicate their concerns to one or more members of the Board, a Board committee, the Lead Director or the independent non-management directors as a group may do so by writing to any such party at Rayonier Advanced Materials Inc., c/o Corporate Secretary, 1301 Riverplace Boulevard, Suite 2300, Jacksonville, Florida 32207. All concerns received will be appropriately forwarded and, if deemed appropriate by the Corporate Secretary, may be accompanied by a report summarizing such concerns.
Director Nomination Process
Potential director candidates may come to the attention of the Nominating Committee through current directors, management, stockholders and others. It is the policy of our Nominating Committee to consider director nominees submitted by stockholders based on the same criteria used in evaluating candidates for Board membership identified from any other source. The directions for stockholders to submit director nominations for the 2016 Annual Meeting are set forth in the “Questions and Answers” section under “When Are Stockholder Proposals for the 2016 Annual Meeting of Stockholders Due?” The Nominating Committee has

from time to time utilized independent third-party search firms to identify potential director candidates. In connection with the Separation, an independent third-party search firm assisted in the identification and/or evaluation of Messrs. Bloomquist and Kirsch and Ms. Palumbo.
Diversity
Our Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director candidates or the selection of nominees. However, the Nominating Committee utilizes a skills-matrix to evaluate the specific personal and professional attributes of each director candidate versus those of the existing Board members to ensure diversity of experience, thought and expertise among our directors. The Nominating Committee assesses such diversity through its annual assessment of Board structure and composition and review of the annual Board and committee performance evaluations.
Related Person Transactions
Our Board has adopted a written policy designed to minimize potential conflicts of interest in connection with Company transactions with related persons. Our policy defines a “Related Person” to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A “Related Person Transaction” is defined as a transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and a Related Person has or will have a direct or indirect material interest.
To implement the policy, each year a Related Person list is compiled based on information obtained from our annual Director and Officer Questionnaires and, after review and consolidation by our Corporate Secretary, is provided to business unit, accounts payable, accounts receivable, financial, legal and communications managers and other persons responsible for purchasing or selling goods or services for the Company. Prior to entering into any transaction with a Related Person, the manager responsible for the potential transaction, or the Related Person, must provide notice to the Corporate Secretary setting out the facts and circumstances of the proposed transaction. If the Corporate Secretary determines the transaction would constitute a Related Person Transaction, it is then submitted for consideration by the Audit Committee, which will approve only those transactions determined to be in, or not inconsistent with, the best interests of the Company and its stockholders. In reviewing Related Person Transactions, the Audit Committee considers:

•	the Related Person’s relationship to the Company and interest in any transaction with the Company;

•	the material terms of a transaction with the Company, including the type and amount;

•	the benefits to the Company of any proposed or actual transaction;

•	the availability of other sources of comparable products and services that are part of a transaction with the Company; and

•	if applicable, the impact on a director’s independence.
In the event we become aware of a completed or ongoing Related Person Transaction that has not been previously approved, it is promptly submitted to the Audit Committee for evaluation and, if deemed appropriate, ratification.
In addition, each year the persons and entities identified as Related Persons are matched against the Company’s accounts payable and accounts receivable records to determine whether any Related Person participated in a transaction with the Company, regardless of the amount involved. A report of all such transactions is prepared by the Corporate Secretary and reviewed with the Audit Committee to determine if any would constitute a Related Person Transaction under our policy or would require proxy statement disclosure under applicable SEC rules and regulations.
Transactions with Rayonier
Rayonier was the Company’s sole stockholder prior to the distribution of the Common Stock to Rayonier’s stockholders relating to the Separation. In connection with the Separation, the Company and Rayonier entered into a separation and distribution agreement and other agreements to effect the Separation of the two companies, provide a framework for the Company’s relationship with Rayonier after the Separation and provide for the allocation between the Company and Rayonier of certain assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Company’s separation from Rayonier. Rayonier does not currently hold a sufficient amount of Common Stock for Rayonier to be deemed a “related party.” Nevertheless, because Rayonier held more than five percent of Common Stock in 2014, the Company is required to provide disclosure about certain agreements entered into in connection with the Separation.
The summaries of these agreements are qualified in their entirety by reference to the full text of the applicable agreements, which are listed as exhibits to the Company’s 2014 Annual Report on SEC Form 10-K. When used in this section, “distribution date” refers to the date on which Rayonier distributed Common Stock to the holders of Rayonier common shares.
The Separation Agreement
The separation agreement sets forth, among other things, the Company’s agreements with Rayonier regarding the principal transactions necessary to separate the Company from Rayonier. It also sets forth other agreements that govern certain aspects of the Company’s relationship with Rayonier after the distribution date.
Transfer of Assets and Assumption of Liabilities
The separation agreement identifies the assets transferred, the liabilities assumed and the contracts assigned to each of the Company and Rayonier as part of the separation of Rayonier into two companies, and it provides for when and how these transfers, assumptions and assignments occurred.
Except as expressly set forth in the separation agreement or any ancillary agreement, neither the Company nor Rayonier made any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the Separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either the Company or Rayonier, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the Separation. All assets have been or will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.
To the extent the transfer or assignment of certain assets and liabilities to Rayonier or the Company, as applicable, did not occur prior to the Separation then, until such assets or liabilities are able to be transferred or assigned, Rayonier or the Company, as applicable, holds such assets on behalf of and for the benefit of the other party and pays, performs and discharges such liabilities, for which the other party reimburses Rayonier or the Company, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.
The Separation and Distribution
The separation agreement also governs the rights and obligations of the parties regarding the distribution of Common Stock to Rayonier shareholders. On the distribution date, Rayonier distributed to its stockholders that held Rayonier common shares as of the record date all of the issued and outstanding shares of Common Stock on a pro rata basis. Stockholders received cash in lieu of any fractional shares.
Claims
In general, each party to the separation agreement assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities, and indemnifies the other party for any such assumed or retained legal matters.
Releases
The Company and its affiliates have released and discharged Rayonier and its affiliates from all liabilities assumed by the Company as part of the Separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to the Company’s business, and from all liabilities existing or arising in connection with the implementation of the Separation, except as expressly set forth in the separation agreement. Rayonier and its affiliates have released and discharged the Company and its affiliates from all liabilities retained by Rayonier and its affiliates as part of the Separation and from all liabilities existing or arising in connection with the implementation of the Separation, except as expressly set forth in the separation agreement. These releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Separation.

Indemnification
The Company agreed to indemnify, defend and hold harmless Rayonier, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	certain liabilities related to the Company’s business or assets that were retained by or transferred to the Company (the “Company Liabilities”);

•	the failure of the Company to pay, perform or otherwise promptly discharge any of the Company Liabilities, in accordance with their respective terms, whether prior to, at or after the Separation;

•	except to the extent relating to a Rayonier Liability, any guarantee, indemnification or contribution obligation for the benefit of the Company by Rayonier that survives the Separation;

•	any breach by the Company of the separation agreement or any of the ancillary agreements; and

•
any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which the related information statement forms a part, or in the related information statement (as amended or supplemented), except for any such statements or omissions made explicitly in Rayonier’s name.

Rayonier agreed to indemnify, defend and hold harmless the Company, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	all liabilities (including whether accrued, contingent, or otherwise) other than the Company Liabilities that were retained by or transferred to Rayonier (the “Rayonier Liabilities”);

•
the failure of Rayonier or any other person to pay, perform, or otherwise promptly discharge any of the Rayonier Liabilities, in accordance with their respective terms whether prior to, at or after the Separation;

•	except to the extent relating to a Company Liability, any guarantee, indemnification or contribution obligation for the benefit of Rayonier by the Company that survives the Separation;

•	any breach by Rayonier of the separation agreement or any of the ancillary agreements; and

•
any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made explicitly in Rayonier’s name in the registration statement of which the related information statement forms a part, or in the related information statement (as amended or supplemented).

The separation agreement also establishes procedures with respect to claims subject to indemnification and related matters.
Intellectual Property
Following the Separation, Rayonier continued to own the Rayonier name and licenses the Rayonier name for use in the Company name pursuant to an intellectual property agreement, which is described below in the “Intellectual Property Agreement” section.
Insurance
The separation agreement allocates between the parties the rights and obligations under existing insurance policies with respect to occurrences prior to the Separation and sets forth procedures for the administration of insured claims.
Further Assurances
Except as otherwise set forth in the separation agreement or in any ancillary agreement, both the Company and Rayonier agreed in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.
Dispute Resolution
The separation agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between the Company and Rayonier related to the Separation or distribution and that are unable to be resolved by the transition committee. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to executives of the Company and Rayonier. If such efforts are not successful, either the Company or Rayonier may submit the dispute, controversy or claim to nonbinding mediation or, if such nonbinding mediation is not successful, binding alternative dispute resolution, subject to the provisions of the separation agreement.
Expenses
Except as expressly set forth in the separation agreement or in any ancillary agreement, or as otherwise agreed in writing by Rayonier and the Company, all costs and expenses incurred in connection with the separation and distribution after the distribution date will be paid by the party incurring such cost and expense.
Other Matters
Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.
Termination
In the event of a termination of the separation agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other party or any other person. The separation agreement may not be terminated except by an agreement in writing signed by both Rayonier and the Company.
Transition Services Agreement
The Company and Rayonier entered into a transition services agreement pursuant to which the Company and Rayonier and their respective subsidiaries will provide various services on an interim, transitional basis. The services to be provided include information technology, accounts payable, payroll and other financial functions and administrative services. The agreed upon charges for such services generally are intended to allow the servicing party to recover all out-of-pocket costs and expenses of providing such services.
The transition services agreement will terminate on the expiration of the term of the last service provided under it, which generally will be up to 18 months following the distribution date. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum service period equal to 30 days and a minimum notice period equal to 10 days. Services can be terminated only at a month-end. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated.
Subject to certain exceptions, the liability of Rayonier under the transition services agreement for the services it and its subsidiaries provides generally is limited to gross negligence, willful misconduct and fraud. The transition services agreement also provides the provider of a service shall not be liable to the recipient of such service for any indirect, exemplary, incidental, consequential, remote, speculative, punitive or similar damages.
Tax Matters Agreement
The Company and Rayonier entered into a tax sharing agreement that generally governs Rayonier’s and the Company’s respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. In general, liabilities for taxes allocable to a tax period (or portion thereof) ending on or before the distribution date that are related to assets and activities of the performance fibers business were allocated to the Company. If such failure of certain of the transactions described in the private letter ruling request and the opinion of counsel to qualify as a tax free transaction for U.S. federal income tax purposes is attributable to the Company’s action or inaction or Rayonier’s action or inaction, as the case may be, or any event (or series of events) involving the assets or stock of the Company or the assets or stock of Rayonier, as the case may be, the resulting liability will be borne in full by the Company or Rayonier, respectively.
The Company’s obligations under the tax matters agreement are not limited in amount or subject to any cap. Further, even if the Company is not responsible for tax liabilities of Rayonier and its subsidiaries under the tax matters agreement, the Company nonetheless could be liable under applicable tax law for such liabilities if Rayonier were to fail to pay them.
In addition, the tax matters agreement contains restrictions on the Company’s ability (and the ability of any member of the Company’s group) to take actions that could cause the Separation and related transactions to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes, including entering into, approving or allowing any transaction that results in a sale or other disposition of a substantial portion of the Company’s assets or stock and the liquidation or dissolution of the Company and certain of its subsidiaries. These restrictions apply for the two-year period after the Separation, unless the Company obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Separation or certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes and such letter ruling or opinion, as the case may be, is acceptable to Rayonier. Notwithstanding receipt of such ruling or opinion, in the event that such action causes the Separation or certain related transactions to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, the Company will continue to remain responsible for taxes arising therefrom.
Employee Matters Agreement
The Company and Rayonier entered into an employee matters agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.
Rayonier generally is responsible for liabilities associated with employees who were employed by Rayonier following the Separation, former employees whose last employment was with the Rayonier businesses and certain specified current and former corporate employees (collectively, the “Rayonier allocated employees”), and the Company generally is responsible for liabilities associated with employees who were employed by the Company following the Separation, former employees whose last employment was with the Company businesses and certain specified current and former corporate employees (collectively, the “Company allocated employees”).
The Company employees generally became eligible to participate in the Company benefit plans as of the Separation in accordance with the terms and conditions of the Company plans as in effect from time to time. Generally, the Company has agreed to establish and maintain (i) welfare benefit arrangements that are substantially similar in the aggregate to those provided by Rayonier to the Company allocated employees immediately prior to the Separation, through at least December 31, 2014 and (ii) retirement benefit and executive severance arrangements with terms that are substantially the same as the corresponding Rayonier arrangements and that provide benefits that are no less favorable than those provided by Rayonier to eligible Company allocated employees immediately prior to the Separation through at least December 31, 2015.
In general, the Company credited each Company allocated employee with his or her service with Rayonier prior to the Separation for all purposes under the Company benefit plans, to the same extent such service was recognized by Rayonier for similar purposes and so long as such crediting does not result in a duplication of benefits.
Equity Compensation Awards
The employee matters agreement provides for the conversion and/or cancellation of the outstanding awards granted under Rayonier’s equity compensation programs into adjusted awards relating to Rayonier common shares and/or the Common Stock.
Each Rayonier stock option generally was converted into an adjusted Rayonier stock option and a Company stock option. The exercise price and number of shares subject to each stock option were adjusted in order to preserve the aggregate intrinsic value of the original Rayonier stock option as measured immediately before and immediately after the Separation, subject to rounding.
Holders of Rayonier restricted stock, including Rayonier non-employee directors, retained those awards and also received restricted stock of the Company, in an amount that reflects the distribution to Rayonier shareholders, by applying the distribution ratio to Rayonier restricted stock awards as though they were unrestricted Rayonier common shares.
Performance share awards outstanding as of the distribution date were treated as follows:

•
Performance share awards granted in 2012 (with a 2012-2014 performance period) are subject to the same performance criteria as applied immediately prior to the Separation, except that total stockholder return at the end of the performance period will be based on the combined stock prices of Rayonier and the Company and any payment earned will be made in Rayonier common shares and shares of Common Stock.

•
Performance share awards granted in 2013 (with a 2013-2015 performance period) were cancelled as of the distribution date and, following the effective time of the Separation, Rayonier and the Company, as applicable, replaced the cancelled awards held by their respective employees with time-vested restricted stock units of the post-Separation employer of each holder (Rayonier or the Company, as the case may be) that will vest 24 months after the distribution date, generally subject to the holder’s continued employment. The number of time-vested restricted stock units granted was determined in a manner intended to preserve the intrinsic value of the award immediately before and after the Separation, subject to rounding.

•
Performance share awards granted in 2014 (with a 2014-2016 performance period) were cancelled as of the distribution date and, following the effective time of the Separation, Rayonier and the Company, as applicable, replaced the cancelled awards held by their respective employees with performance share awards of the post-Separation employer of each holder (Rayonier or the Company, as the case may be), which are subject to the achievement of performance criteria that relate to the post-Separation business of the applicable employer during a performance period ending December 31, 2016. The number of shares underlying each such performance share award was determined in a manner intended to preserve the intrinsic value of the award immediately before and after the Separation, subject to rounding.

Any dividend equivalent payments on restricted stock or performance share awards in respect to dividends declared after the Separation are paid by Rayonier to Rayonier allocated employees and Rayonier non-employee directors, and by the Company to the Company allocated employees and any former Rayonier non-employee directors serving on the Company Board of Directors as of the Separation. For purposes of vesting for all awards, continued employment with or service to Rayonier or the Company, as applicable, is treated as continued employment with or service to both Rayonier and the Company.
Intellectual Property Agreement
The Company and Rayonier entered into an intellectual property agreement prior to the Separation, pursuant to which Rayonier provides the Company with a license to (i) use and display certain specified Rayonier trademarks (for example, corporate names, domain names and marks) that incorporate the name Rayonier in a limited field of use relating to the Company’s business, (ii) use and make improvements on other intellectual property of Rayonier (for example, copyrights and trade secrets, but not any patents) that was used in the Company business prior to the Separation and (iii) use, reproduce, display and prepare derivative works based upon any and all Rayonier software that was used in the Company business prior to the Separation. Under the intellectual property agreement, the Company provides Rayonier with a license to (i) use and make improvements on certain intellectual property of the Company (for example, copyrights and trade secrets, but not any trademarks or patents) that was used in the Rayonier business prior to the Separation and (ii) use, reproduce, display and prepare derivative works based upon any and all the Company software that was used in the Rayonier business prior to the Separation. The licenses are worldwide, fully paid-up and royalty free. Subject to termination, the licenses are also perpetual and irrevocable.
Under the intellectual property agreement, Rayonier also provided the Company with a worldwide, fully paid-up and royalty free six-month transitional trademark license to use and display other Rayonier trademarks in connection with, among other things, inventory for sale, facilities, buildings, signage, documents and other identifiers.
The intellectual property agreement provides that, if the Company does not use a corporate name incorporating the name Rayonier in active commerce for at least 12 consecutive months, the trademark license will automatically and immediately terminate. A party may terminate the license with respect to any trademark, other intellectual property or software upon an uncured material breach of the other party with respect to such trademark, other intellectual property or software. A licensee under the agreement may also terminate the trademark license, other intellectual property license or software license granted to it upon 30 days’ prior written notice to the other party.
In addition, the intellectual property agreement provides that (i) if Rayonier determines to permanently cease using the name Rayonier and the related marks in active commerce, Rayonier will irrevocably assign such name and marks to the Company for aggregate consideration of $1.00 and (ii) if any licensor of certain intellectual property (for example, copyrights and trade secrets, but not any trademarks or patents) determines to permanently cease using such intellectual property and does not intend to transfer such intellectual property to a third party, such licensor will irrevocably assign such intellectual property to the licensee for aggregate consideration of $1.00 (but only if such licensee is then using such intellectual property in such licensee’s business).
Standard of Ethics and Code of Corporate Conduct
The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website at www.rayonieram.com.
Compensation Committee Interlocks and Insider Participation; Processes and Procedures
Each of Messrs. Bloomquist, Brown, Kirsch, Morgan, and Townsend served as a member of our Compensation and Management Development Committee (the “Compensation Committee”) during the fiscal year ended December 31, 2014. No member of the Compensation Committee served as one of our officers or employees at any time during 2014 or had any related person transaction or relationship required to be disclosed in this Proxy Statement. None of our executive officers serve, or served during 2014, as a member of the board of directors or compensation committee of a public company with at least one of its executive officers serving on our Board or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
On May 27, 2014, the Board of Directors of Rayonier Inc. (“Rayonier”) approved the separation of its performance fibers segment from Rayonier to form an independent, publicly traded corporation named Rayonier Advanced Materials Inc. (“Rayonier Advanced Materials”, the “Company”, “we”, “us” or “our”). Subsequently, Rayonier Advanced Materials entered into a separation and distribution agreement with Rayonier, whereby Rayonier agreed to distribute 100% of the outstanding Common Stock of the Rayonier Advanced Materials to Rayonier shareholders. The distribution was made on June 27, 2014 to Rayonier shareholders of record as of the close of business on June 18, 2014 (the “Separation”). As a result of the Separation, we are now an independent public company with our Common Stock listed under the symbol “RYAM” on the NYSE.
This Compensation Discussion and Analysis (“CD&A”) describes the compensation philosophy, programs and practices adopted by the Compensation and Management Development Committee of the Board of Directors of Rayonier Advanced Materials (“Compensation Committee”) for its senior executive officers following the Separation. This CD&A also discusses, in part, the historical compensation philosophy, programs and practices of our former parent Rayonier because, until the completion of the Separation on June 27, 2014, decisions regarding the compensation of our named executive officers were made primarily by the Compensation and Management Development Committee of Rayonier (the “Rayonier Compensation Committee”), and our executive compensation program, at least as an initial matter, remains largely consistent with the executive compensation program in place at our former parent.
As addressed in further detail throughout this CD&A, our initial compensation programs following the Separation are governed largely by the terms of the Employee Matters Agreement, dated June 27, 2014, entered into between us and Rayonier (“Employee Matters Agreement”) in connection with the Separation, which in part, limited the discretion of our Compensation Committee. The Employee Matters Agreement, among other items, provided for the conversion, adjustment and/or cancellation of outstanding equity and incentive awards granted by Rayonier into adjusted Rayonier Advanced Materials awards and also required us to establish and maintain, through at least December 31, 2015, retirement benefit and executive severance arrangements with terms substantially the same as those provided by Rayonier prior to the Separation. While the Employee Matters Agreement placed limitations on the discretion of our Compensation Committee with respect to certain components of our compensation program, certain updates to our compensation program were adopted by our Compensation Committee in March 2015 as described below.
Executive Summary
2015 Compensation Program Highlights. In March 2015, in light of current trends and best practices and based on the advice of its compensation consultant, our Compensation Committee took the following actions to better align our compensation program with stockholder interests while complying with requirements under the Employee Matters Agreement:

•
Amended our Executive Severance Pay Plan to eliminate entitlement to any excise tax gross-up payments under the plan effective January 1, 2016, and replaced this entitlement with a “net best” provision, and

•
Amended our Incentive Stock Plan to generally eliminate automatic acceleration of unvested equity upon a change in control effective January 1, 2016 and, in the amended Executive Severance Pay Plan, implemented “double trigger” vesting provisions for stock option and time-based restricted stock and restricted stock unit awards.

Each of these changes to our program is described in more detail in the “Severance and Change in Control Benefits” section below.
2014 Results and Pay-for-Performance. 2014 was an unprecedented year for Rayonier Advanced Materials as we became an independent, publicly traded company. Significant highlights included:

•	Successful completion of the Separation, including staffing all critical positions with top talent;

•	Achievement of pro forma EBITDA for the year of $267 million, in line with our full year guidance provided in July, in spite of higher than anticipated costs in the second half of the year;

•	Adjusted free cash flow for the second half of 2014 of $61 million; and

•	Reduction of net debt from $930 million at the time of Separation to $880 million.
2014 was also a challenging year for us due to generally oversupplied cellulose specialties markets and the decline in global demand, low commodity viscose prices and higher than anticipated input costs. These market conditions existed at the time of our Separation and remained challenging throughout the second half of 2014. These challenges are evidenced by our lower than expected financial results and the drop in our stock price, as well as the corresponding reduction of compensation paid to our named executive officers with respect to both long- and short-term incentives.
Due to our overall performance during the 2012-2014 performance period, we did not achieve threshold total shareholder return (“TSR”) performance under our 2012 performance share program, and our named executive officers and other participants received zero payout with respect to these awards. In addition, under our 2014 annual incentive plan, our achievement of operating income and adjusted free cash flow performance metrics for the second half resulted in a zero payout factor for the post-Separation performance period resulting in a total payout 16% below target. For example, our CEO earned 23% of his aggregate target award opportunity under the 2014 annual incentive plan and 2012 performance share program, resulting in a 77% reduction from targeted compensation with respect to these incentive awards.
The following chart illustrates a comparative example of our stock price decrease from Separation through the end of 2014 alongside a comparison of our CEO’s 2014 actual compensation versus target compensation.1 Target compensation is illustrated as base salary plus target award opportunity under our 2014 annual cash bonus program plus target award opportunity under our long-term incentive program ending December 31, 2014 (the 2012 Performance Share Program). Actual compensation is illustrated as base salary plus the actual payout under the 2014 annual bonus program plus the actual payout under the 2012 Performance Share Program. As evidenced by this reduction from targeted incentive compensation for 2014, we believe that our executive compensation philosophy correctly aligns the interests of our executives with our stockholders and demonstrates the execution of our pay-for-performance philosophy.
(1)    This illustration does not include the one-time transaction bonus paid in 2015 which was contingent upon consummation of the Separation and continuous employment for six months following such date, or the retention award under the CEO Agreement which is contingent upon our CEO’s continued employment through August 31, 2018, each as discussed in this Compensation Discussion and Analysis under “Separation-Related Compensation Arrangements.”
Recognizing the need to improve performance for our stockholders, the Company is actively taking steps to respond to unfavorable market conditions. We have implemented a major expense reduction initiative. We are also assessing our asset optimization, undergoing a review of our manufacturing strategy and significant co-product opportunities and are taking steps designed to protect and grow our market position by seeking to develop improved and new products and to grow our business in underserved markets. Finally, we continue to reassess our capital allocation strategies for 2015 and are working to continue to reduce our debt and invest in our business. In summary, we are taking proactive steps to improve our business in light of a challenging market. We are implementing aggressive initiatives and have put in place a management team with the energy, expertise and urgency required to achieve improved results. Additional information about our initiatives and plans for 2015 can be found in the Investor Relations section of the Company’s website at www.rayonieram.com. We have also established 2015 incentive compensation in a manner designed to incentivize improved results by tying Company and individual performance goals to metrics that measure successful execution of our 2015 initiatives.
Named Executive Officers for 2014
This CD&A and the executive compensation tables that follow present information for the following individuals, who are collectively referred to as our “named executive officers”:

•	Paul G. Boynton, Chairman, President and Chief Executive Officer. Prior to the Separation, Mr. Boynton served as Rayonier’s Chairman, President and Chief Executive Officer.

•
Frank Ruperto, Chief Financial Officer and Senior Vice President, Finance and Strategy. Prior to the Separation, Mr. Ruperto served as Rayonier’s Senior Vice President, Corporate Development and Strategic Planning since March 2014. Following the Separation, he served in the same position at Rayonier Advanced Materials and was appointed to serve as our Chief Financial Officer effective November 28, 2014.

•
Michael R. Herman, Senior Vice President, General Counsel and Corporate Secretary. Prior to the Separation, Mr. Herman served as Rayonier’s Senior Vice President, General Counsel and Assistant Secretary.

•	James L. Posze, Jr., Senior Vice President, Human Resources. Prior to the Separation, Mr. Posze served as Rayonier’s Senior Vice President, Human Resources.

•
Jack M. Kriesel, former Senior Vice President, Advanced Materials. Prior to the Separation, Mr. Kriesel served as Rayonier’s Senior Vice President, Performance Fibers. Mr. Kriesel retired from Rayonier Advanced Materials effective December 31, 2014.

•
Benson K. Woo, former Senior Vice President and Chief Financial Officer. Mr. Woo had served in this position since June 24, 2014, and prior to that time had served as Rayonier’s chief accounting officer since June 9, 2014. Mr. Woo’s employment was terminated with Rayonier Advanced Materials effective November 30, 2014.

Roles of the Rayonier Compensation Committee, Management and Advisors
Our Compensation Committee has responsibility for establishing our compensation philosophy and for monitoring adherence to it. The Compensation Committee reviews and approves compensation levels for all of our executive officers, including our named executive officers, as well as all compensation, retirement, perquisite and benefit programs applicable to such officers.
The Compensation Committee establishes annual performance objectives for our CEO, evaluates his accomplishments and performance against those objectives, and, based on such evaluation, makes recommendations regarding his compensation for approval by the independent members of our Board of Directors (“Board”). All of these functions are set forth in the Rayonier Advanced Materials Compensation Committee Charter, which appears on our website (www.rayonieram.com) and is reviewed annually by the Compensation Committee.
The Compensation Committee’s work is accomplished through a series of meetings, following a regular calendar schedule to ensure all major elements of compensation are appropriately considered and that compensation and benefit programs are properly designed, implemented and monitored. Special meetings are held as needed to address matters outside the regular compensation cycle.
Working with the Compensation Committee Chair, our Senior Vice President, Human Resources prepares an agenda and supporting materials for each meeting. The Senior Vice President, Human Resources, along with our CEO, Corporate Secretary and Senior Manager, Global Compensation, generally attend the Compensation Committee meetings by invitation but are excused for executive sessions. The Compensation Committee invites other members of management to attend meetings as it deems necessary to cover issues within their specific areas of expertise or responsibility.
The Compensation Committee also seeks advice and assistance from compensation consultants and outside counsel. The Compensation Committee has engaged Exequity, LLP (“Exequity”) to provide advice, relevant market data and best practices to consider when making compensation decisions, including decisions involving our CEO and the programs applicable to senior executives generally. Exequity also provides the Compensation Committee meaningful input on program design features and the balance of pay among the various components of executive compensation. Exequity provides no additional services to the

Compensation Committee. The Compensation Committee has assessed the independence of Exequity against the specific criteria under applicable SEC and NYSE rules and determined no conflict of interest is raised by Exequity’s work for the Compensation Committee.
Compensation Philosophy and Objectives
The cornerstone of our compensation philosophy is to provide a substantial majority of senior executive compensation in the form of “at risk” performance-based incentives. For 2014, the portion of total target compensation (which is comprised of base salary and targeted annual and long-term incentive award levels) that was allocated to such performance-based incentives for our CEO was 83% and for our other named executive officers, excluding Mr. Woo, ranged between 64% and 79%. For this purpose, performance-based incentives for this named executive officer group included performance share and stock option awards granted in 2014 but does not include time-based restricted stock. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.
Our compensation philosophy emphasizes “pay for performance” programs designed to reward superior financial performance and sustained increases in the value of our stockholders’ investment in Rayonier Advanced Materials, while recognizing the need to maintain competitive base pay, retirement, healthcare, severance and other fixed compensation programs. We strive to use long-term incentive compensation, rather than base salary or annual cash bonuses, to provide executives with an above-median compensation opportunity if they can, over time, drive increases in stockholder value and outperform our peers on a relative total stockholder return basis.
*The table above does not include Mr. Woo, who did not join us until June 2014 and terminated employment in November 2014.
As demonstrated in the above table, a primary component of our “at risk” performance-based incentives is our long-term stock-based awards, generally granted in the form of stock options, restricted stock and performance shares. The ultimate value of these awards to the executive is dependent upon Rayonier Advanced Materials’ performance in delivering value to our stockholders both in absolute terms (through stock options and time-vested restricted stock) and relative to our peers (through performance shares). We believe tying a majority of the senior executives’ compensation directly to its ability to deliver stockholder value over a meaningful period of time is a powerful tool to (1) properly align management interests with the interests of our investors, (2) promote an “ownership” mentality among our executives that fosters the long-term perspective necessary for sustained success, and (3) minimize the possibility that its incentive programs could promote excessive risk taking.
Annual stock-based award grants generally are made, and the exercise price for options is set, on the first trading day of the year to remove discretion and avoid any concern that awards are “timed” to take advantage of market fluctuations or Rayonier Advanced Materials’ announcements, and our plans do not allow “repricing” of stock options. All of our officers, including our named executive officers, are subject to minimum stock ownership requirements and stock retention mandates relating to our Common Stock until such requirements are fully met. The Compensation Committee receives a report at each regular meeting showing the current number and value of all Rayonier Advanced Materials stock owned by each senior executive, as well as vested and unvested equity awards.
Short-term incentives for our named executive officers generally consist of an annual cash bonus based on our performance against budgeted EBITDA and adjusted free cash flow metrics (and for the portion of the year prior to the Separation, metrics based on Rayonier’s budgeted net income and cash available for distribution) and the Compensation Committee’s assessment of management’s performance in obtaining identified strategic objectives. We also provide a competitive base salary and benefit package.
As a general matter, our named executive officers do not have employment agreements with us, though we may enter into employment agreements from time to time, including, as discussed below, the letter agreements that were entered into with certain of our newly hired executives in 2014 in the context of the Separation. With the exception of accrued pension benefits and certain benefits provided in these agreements, all of the compensation and benefits of our named executive officers are subject to modification or cancellation by the Compensation Committee. Perquisites provided to our named executive officers are limited to annual physical examinations and reimbursement of tax and financial planning expenses, subject to an annual dollar cap.
How Executive Compensation Is Set
The Compensation Committee evaluates and balances each of the primary components of our executive compensation program. The role of each such component is discussed separately below, together with factors considered in the setting of executive compensation.
Setting Base Salary. We provide cash base salaries to meet competitive market demands based on each executive’s position, skills and experience. The Compensation Committee will review the base salary of our CEO and the other named executive officers. In making adjustments (or, in the case of our CEO, recommendations to the independent directors for adjustment) to base salary levels, the Compensation Committee considers:

•	budgeted levels for annual salary merit and equity adjustments;

•	the executive’s level of responsibilities;

•	the executive’s experience and breadth of knowledge;

•	the executive’s individual performance as assessed through annual performance reviews;

•	the executive’s role in management continuity and development plans;

•	the perceived retention risk; and

•	internal pay equity factors.
Setting Annual Bonus Opportunities. We also provide cash compensation in the form of annual bonus incentives, which are designed to reward executives based on Rayonier Advanced Materials’ financial performance against key budgeted financial metrics, and the attainment of identified strategic objectives. This will be accomplished each year by the Compensation Committee adopting an Annual Corporate Bonus Program providing for a target bonus award for each executive, including our named executive officers, based on salary grade, under the Rayonier Advanced Materials Inc. Non-Equity Incentive Plan (the “Annual Bonus Plan”).
Setting Long-Term Incentive Compensation. The Rayonier Advanced Materials Inc. Incentive Stock Plan (the “Stock Plan”), allows the Compensation Committee the flexibility to award long-term compensation incentives through a variety of equity-based awards. The Compensation Committee’s objective in granting such awards is to provide a strong incentive to our executives, including our named executive officers, to focus on the ongoing creation of stockholder value by offering above-median compensation opportunities for sustained increases in the market valuation of Rayonier Advanced Materials stock and out-performance of our peers on a total stockholder return basis. These award opportunities allow us to offer a competitive overall compensation package, and also further opportunities for stock ownership by our executives in order to increase their proprietary interest in Rayonier Advanced Materials and, as a result, their interest in our long-term success and commitment to creating stockholder value. The typical three-year vesting and payment periods for our stock-based awards also provide a retention incentive for executives. The Compensation Committee will annually approve a dollar award value for each participating executive, which is converted into a specific number of restricted stock, stock options and/or performance shares, as applicable, on the grant date as discussed under “Long-Term Incentive Compensation.”
Internal Pay Equity Factors. By “internal pay equity” we mean relative pay differences among our executives are consistent with different job levels and responsibilities. Mr. Boynton, for example, holds the roles and responsibilities of Chairman, Chief Executive Officer and President. As a result, the Compensation Committee believes he has substantially more responsibility and impact on stockholder value than any other named executive officer. Consistent with this, the Compensation Committee of Rayonier set his total 2014 compensation level appreciably higher in relation to that of our other named executive officers, but at a level the Rayonier Compensation Committee believed was appropriate and reflective of market practice. The Compensation Committee of Rayonier Advanced Materials agreed.
Tax Considerations - Section 162(m). Section 162(m) of the Internal Revenue Code (the “Tax Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million for specified named executive officers (other than person serving as the chief financial officer) unless certain criteria are satisfied. The Compensation Committee will consider the anticipated tax treatment to Rayonier Advanced Materials in its review and establishment of compensation programs and payments. However, deductibility of compensation is only one factor the Compensation Committee will take into account in setting executive compensation terms and levels and, in appropriate cases, would not preclude awards that are not deductible.
Use of Peer Group and Other Compensation Data. We compete with companies across multiple industries for top executive-level talent. As such, the Compensation Committee studies market norms among both peers in the performance fibers and materials industries and among comparably-sized general industry companies, and manage executive compensation within the ranges defined by these groups. However, the Compensation Committee does not benchmark any individual executive’s compensation level to the median of any range or to certain amounts or percentages of compensation, but consistent with our emphasis on providing “pay for performance,” generally expects our base salary and annual bonus opportunities to be lower in the ranges and our long-term incentive award opportunities to be higher in the ranges. Of course, variations from these general expectations may occur based on the expertise and experience level and other individual circumstances of a given executive as well as company and market factors.
Consistent with past practice, in setting 2014 compensation levels for senior executives, including those of our named executive officers that were employed by Rayonier prior to the Separation, the Rayonier Compensation Committee reviewed salary, annual bonus and long-term incentive compensation levels at both comparably-sized general industry companies and forest products industry peers. Specifically, Exequity, using Equilar’s database, performed a custom survey covering the 20 companies immediately above and the 20 companies immediately below Rayonier in the Standard & Poor’s 400 based on market capitalization (referred to in this discussion as the “Equilar Survey”). The companies included in the Equilar Survey were: Airgas, Inc., Autoliv, Inc., Ball Corp., Bell Aliant Inc., Canadian Tire Corp, Ltd, CBRE Group, Inc, Cliffs Natural Resources, Core Laboratories N.V., Coventry Health Care, Equifax, Inc., Expedia, Inc., Flowserve Corp., Hospira, Inc., Huntington Bancshares Inc., IAMGOLD Corp., Iron Mountain Inc., J.B. Hunt Transport Svcs, Inc., J.C. Penney Company, Inc., Jacobs Engineering Group, Inc., Masco Corp., MGM Resorts Int’l, Micron Technology, Inc., New Gold, Newell Rubbermaid Inc., OGE Energy Corp., PulteGroup, Inc., ResMed Inc., Royal Caribbean Cruises Ltd., Tesoro Corp., Tractor Supply Company, TRW Automotive Holdings Corp., Ulta Salon, Cosmetics & Fragrance, Inc., United Continental Holdings, Unum Group, Varian Medical Systems, Inc., Whirlpool Corp., Whiting Petroleum Corp., Willis Group Holdings Public Ltd Co. and Windstream Corp. Given the heavy asset management component of its businesses and the inherent variations in margins and revenues, Rayonier believed market capitalization was a better measure of overall management responsibility than revenues.
Rayonier also had Exequity perform a proxy review of compensation levels for named executive officers at each of the peer group companies under the 2013 Performance Share Award Program (the “2013 Industry Peers”) The companies included in the 2013 Industry Peers were: Buckeye Technologies, Deltic Timber, Domtar, Forestar, International Paper, Mead-Westvaco, Neenah Paper, Plum Creek, Potlatch Corporation, Sappi, St. Joe Company, Tembec and Weyerhaeuser. With respect to each of our executives who was serving as a named executive officer at the time of this December 2013 review (Messrs. Boynton, Kriesel and Herman), 2014 aggregate target cash compensation of each of these named executive officers fell below the medians for both the 2013 Industry Peers and the Equilar Survey, and aggregate targeted long-term incentives fell below the 75th percentiles for the two groups.
In May 2014, the Rayonier Compensation Committee discussed several methodologies for establishing an appropriate peer group for Rayonier Advanced Materials following the Separation. The Committee noted a standard index (or a hybrid index consisting of a combination of standard indices) may be the best methodology for establishing a peer group because outside, impartial factors determine the appropriate peer group without influence of the Company. In July 2014, based on analysis and further consultation with Exequity, the Rayonier Advanced Materials Compensation Committee approved the use of the standard S&P Materials Index with collars applied for revenue (>$500 million) and market cap (>$500 million and <$5 billion) to ensure better comparability. Throughout the program period, the comparator group is subject to adjustment using a “closed” methodology, meaning the comparator group is limited to companies included in the index at the start of the relevant performance period and, as companies drop out or are added to the official index, the original comparator group remains the same to the extent possible. As a result of these discussions, the following comparator group was established using the S&P Materials Index with the specified collars (subject to any adjustments under the “closed” methodology, the “May 2014 Performance Peer Group”):

Allegheny Technologies
Aptargroup Inc.
Boise Cascade Co.
Cabot Corp.
Calgon Carbon Corp.
Carpenter Technology Corp.
Castle (OA M) & Co.
Century Aluminum Co.
Clearwater Paper Corp.
Compass Minerals Intl Inc.
Cytec Industries Inc.
Eagle Materials Inc.

Fuller (H. B.) Co.
Glatfelter
Globe Specialty Metals Inc.
Greif Inc. - CL A
Headwaters Inc.
Innophos Holdings Inc.
Kaiser Aluminum Corp.
Kapstone Paper & Packaging
Koppers Holdings Inc.
Kraton Performance Polymers
Louisiana-Pacific Corp.
LSB Industries Inc.

Materion Corp.
Minerals Technologies Inc.
Myers Industries Inc.
Neenah Paper Inc.
Olin Corp.
Olympic Steel Inc.
OM Group Inc.
Polyone Corp.
Quaker Chemical Corp.
RTI International Metals Inc.
Schulman (A.) Inc.
Schweitzer-Mauduit Intl Inc.

Scotts Miracle-Gro Co
Sensient Technologies Corp.
Silgan Holdings Inc.
Sonoco Products Co.
Stepan Co.
Stillwater Mining Co.
Suncoke Energy Inc.
Texas Industries Inc.
Tredegar Corp.
U.S. Silica Holdings Inc.
Worthington Industries
Zep Inc.

Except as otherwise indicated below, the 2014 executive compensation for our named executive officers was established using the previous peer groups and indices approved by the Rayonier Compensation Committee.
Components of Executive Compensation for 2014
For 2014, 83% of our CEO’s total target compensation as established by Rayonier was allocated to “at risk” performance-based components consisting of annual bonus, performance shares and stock options, with the remaining 17% allocated to base salary. Target non-cash compensation awarded to our CEO was 65% of his target total compensation. Looking at our other named executive officers as a group, excluding Mr. Woo, on average 72% of their 2014 target total compensation as established by Rayonier was allocated to these “at risk,” performance-based components consisting of annual bonus, performance shares and stock options, with the remaining 28% allocated to base salary. Total non-cash compensation awarded to this named executive officer group ranged from 45% to 60% of their target total compensation. While 2014 target compensation was initially established by the Rayonier Compensation Committee, we believe this mix is both competitive within the marketplace and consistent with our executive compensation philosophy.
Base Salary. Base salary is the component of compensation that is fixed and intended to compensate our executives, based on their experience, expertise and job responsibilities, for work performed during the fiscal year. Our Annual Executive Salary Administration Plan, which sets budget levels for annual salary merit and equity adjustments, is structured to be generally consistent with market trends based on published salary survey data.
On April 1, 2014, Mr. Boynton received a 9% increase, bringing his salary to $900,000. This increase was in recognition of his responsibilities as Chairman, President and Chief Executive Officer of Rayonier as he began his third year in this role and to align his base salary with competitive market pay for his position. The other named executive officers who were employed by Rayonier at that time received salary increases averaging 1.4% for 2014. All salary adjustments were effective April 1, 2014.
Annual Bonus Awards. Payments under the Annual Bonus Plan are generally based on our performance for the year with regard to: (1) key corporate financial metrics measured against budgeted levels and (2) identified strategic objectives.
In connection with the Separation, the Employee Matters Agreement provided the performance period for any 2014 Annual Corporate Bonus Program award opportunities would terminate upon the effective date of the Separation, and any awards earned under such plan were to be determined as soon as reasonably practicable following the Separation and paid out in the first quarter of 2015 at the same time annual incentive awards would customarily be paid (“Pre-Spin 2014 Corporate Bonus Program”). The Employee Matters Agreement further required Rayonier Advanced Materials to adopt, as soon as reasonably practicable following the Separation, new bonus award opportunities covering a performance period commencing on the effective date of the Separation and ending on December 31, 2014, with awards to be paid based on achievement of performance objectives established in accordance with the terms of the Rayonier Advanced Materials Non-Equity Incentive Plan (“Post-Spin 2014 Corporate Bonus Program”).
The original 2014 Corporate Bonus Program was established by the Rayonier Compensation Committee in December 2013 in accordance with normal historical practice. The Rayonier Compensation Committee established a target bonus for each named executive officer as a percentage of base salary, with the applicable percentage set uniformly by salary grade. For 2014, the target bonus percentages of base salary for our named executive officers were established as follows either in December 2013 or upon their later hiring: Mr. Boynton, 100%; Mr. Ruperto, 61%, Mr. Herman, 61%, Mr. Posze, 51%, Mr. Kriesel, 61% and Mr. Woo 61%. As discussed below under Retirement Bonus for Mr. Kriesel, Mr. Kriesel received a $500,000 payment in lieu of any payment under the 2014 Corporate Bonus Program, and as discussed under Potential Payments Upon Termination or Change in Control - Employment Letter Agreements, Messrs. Ruperto and Woo were guaranteed minimum bonus payments for 2014 of $210,000 and $150,000, respectively, in connection with their hiring. Pursuant to his employment letter agreement, Mr. Woo received a prorated guaranteed bonus amount of $125,000 in connection with his termination of employment.
Under the annual corporate bonus program, consistent with historical practice, the awards for named executive officers were originally established as follows: Awards are funded at the maximum allowable award level, equal to 200% of target awards, once threshold financial levels of performance are met. The funded award levels are then subject to adjustment by the Compensation Committee’s exercise of negative discretion based on performance against the financial and strategic performance metrics set at the beginning of the year, and a subjective evaluation of the executive’s performance against individual performance objectives, also set at the beginning of the year. Individual objectives for 2014, which consisted of personal performance goals aligned with the executive’s job responsibilities as they relate to the Company’s corporate and strategic initiatives, were also approved for each of our named executive officers. This funding mechanism for named executive officers was the result of the Rayonier Compensation Committee’s desire to have maximum flexibility in setting award levels for these executives within the limitations on discretionary adjustments of performance-based awards under Section 162(m) of the Tax Code. This program structure and funding mechanism were maintained by the Rayonier Advanced Materials Compensation Committee in establishing the 2014 Post-Spin Corporate Bonus Program.
Setting the Performance Factors. In determining the annual cash incentive award for each named executive officer, the initial consideration of the Compensation Committee is the level of the officer’s “formula award” which is calculated based on actual performance against two sets of performance factors:

•	financial metrics (weighted 80%), and

•	strategic objectives (weighted 20%).
Accordingly, 80% of the award is determined based on corporate performance with regard to the specified financial metrics as measured against budgeted levels and weighted equally, and 20% based on corporate performance against identified strategic objectives.
The payout scale for the financial metrics (weighted at 80% of the total formula award) provides for a payout of 20% of financial metric target awards (16% of total target award) at a threshold level of performance of 85% of budget, and a maximum payout of 200% (160% weighted) at 120% of budget with linear interpolation for performance between threshold and maximum levels:

	Performance as a Percentage of Target (Financial Metrics)
	<85%	85%	100%	>120%
Financial Metric Bonus Pool Funding	0	20%	100%	200%
The remaining 20% of formula awards are based on the Committee’s assessment of the Company’s overall performance against specific strategic objectives approved by the Committee. Performance against those objectives is evaluated at the end of the performance period, at which time the Committee determines a payout percentage.
The payout percentages calculated based on performance against the financial metrics and the strategic objectives are added together to create a single measurement of performance called the Corporate Performance Factor, or “CPF.”
In December 2013, the Rayonier Compensation Committee established performance factors for the 2014 Corporate Bonus Program. The performance factors were designed to focus management on the two financial metrics considered most critical to Rayonier in measuring annual performance: adjusted Net Income and Cash Available for Distribution, or “CAD.” CAD measures the ability of Rayonier to generate cash that could be distributed to stockholders as dividends or used for strategic acquisitions, debt reduction or stock repurchases. Rayonier defines CAD as Cash Provided by Operating Activities (GAAP measure included in Rayonier Inc.’s Consolidated Statements of Cash Flow in its 2014 Annual Report on Form 10-K) adjusted for capital spending (excluding strategic acquisitions), strategic divestitures, cash provided by discontinued operations and working capital and other balance sheet changes. The Rayonier Compensation Committee selected these financial metrics due to the importance of earnings and cash generation given Rayonier’s REIT structure and the importance investors continued to place on Rayonier’s ability to pay and grow Rayonier’s dividend. Performance under the 2014 Annual Corporate Bonus Program was measured against these financial metrics for the period commencing January 1, 2014 and ending on June 30, 2014 (“Pre-Split Performance Period”).
In July 2014, following the Separation, the Rayonier Advanced Materials Compensation Committee adopted new financial metrics for the period commencing July 1, 2014 and ending December 31, 2014 (the “Post-Split Performance Period”): Operating Income at the performance fibers segment level and Adjusted Free Cash Flow. Adjusted Free Cash Flow is defined as cash provided by operating activities adjusted for capital expenditures excluding strategic capital and subsequent tax benefits to exchange the Alternative Fuel Mixture Credit for the Cellulosic Biofuel Producer Credit. The Compensation Committee considered these financial metrics to be the most critical to Rayonier Advanced Materials as a newly public company. The Compensation Committee also adopted revised strategic objectives to be measured over the full year 2014 performance period. Three of these strategic objectives were consistent with those objectives originally adopted by the Rayonier Compensation Committee in December 2013: successful execution of the corporate growth strategy, safety performance and certain employment-related matters. The Compensation Committee also adopted execution of Rayonier Advanced Materials’ margin improvement plan as an additional metric pertinent to the new spun-off business.
Measuring Performance Results Under the 2014 Corporate Bonus Program; Accounting Adjustments. Before the Rayonier Advanced Materials Compensation Committee approved the CPF and resulting bonus pool for awards under the 2014 Corporate Bonus Program for named executive officers, it was presented with an analysis of all material unusual, nonrecurring and non-budgeted items impacting the bonus calculation for review to determine whether, based on factors such as frequency, foreseeability, manageability and past treatment, any particular item should be included or excluded from the calculation.
For the Pre-Split Performance Period, the approved adjustments primarily relate to the costs of the Separation, including, but not limited to, legal fees, investment banker fees, additional interest cost, transaction bonuses and income tax expense. These adjustments resulted in an increase in Net Income of $39.6 million and an increase in CAD of $15.8 million, with a corresponding increase of financial performance versus budget from 89.9% to 110.4%. No adjustments were made with respect to the financial metrics for the Post-Split Performance Period.
Payout at target award levels for the 2014 Corporate Bonus Program required:

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With respect to the Pre-Split Performance Period, achievement of Net Income of $96.6 million and CAD of $152.3 million, the annual budgeted amounts approved by the Rayonier board of directors in December 2013;

•
With respect to the Post-Split Performance Period, achievement of Segment Operating Income of $125.4 million and Segment Adjusted Free Cash Flow of $245.1 million, the annual budgeted amounts approved by the Rayonier Board of Directors in December 2013 for the Performance Fibers Segment; and

•	The Compensation Committee’s determination that performance against the 2014 strategic objectives were sufficient to warrant payout at target.
Final Awards Under the 2014 Corporate Bonus Program. At its December 2014 meeting, the Compensation Committee reviewed the projected available bonus pool and resulting “formula award” levels. The Compensation Committee also reviewed the overall “quality” of the financial results for the Pre-Split and Post-Split Performance Periods, with management reporting on the primary drivers of variances, both positive and negative, to key budget metrics. Following such analysis, the Compensation Committee approved, on a preliminary basis subject to final certification at its February 2015 meeting, projected payout levels as follows:

•
Pre-Split Performance Period: Performance against the financial metrics established for the Pre-Spin Performance Period, taking into account the accounting adjustments, was above target (100.79% of budgeted Net Income and 152.7% of budgeted CAD, which was capped at the maximum of 120.0% for purposes of the payout determination). This translated into a financial measures factor for the first half of 110.4%, resulting in a payout level of 122%. This payout level was divided in half, representing one-half of the financial metrics weighting.

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Post-Split Performance Period: Performance against the financial metrics established for the Post-Spin Performance Period was below target (85.4% of budgeted Operating Income and an average of 70.2% (58.3% for the third quarter and 82.1% for the fourth quarter) of budgeted Adjusted Free Cash Flow). This translated into a financial measures factor for the second half of 2014 of 0%, resulting in a payout level of 0% for the Post-Spin Performance Period.

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Strategic Objectives for Full Year 2014: After assessing performance against identified strategic objectives, the Compensation Committee determined that strategic objectives for 2014 had been achieved at 112% of target on an average basis, reflecting performance slightly exceeding expectations. This resulted in a payout level of 23.0% for 2014 strategic objectives. The Compensation Committee intended that the identified strategic objectives be ambitious but achievable, with specific objective measures of success, consistent with the financial metrics component of the CPF calculation.
These payout levels were approved and certified by our Compensation Committee in February 2015. The 61% payout level for the Pre-Spin Performance Period plus the 0% payout level for the Post-Spin Performance Period plus the 23% payout level for the 2014 strategic objectives resulted in a total CPF of 84%.
The final annual cash incentive award amounts earned by our named executive officers (with the exception of Messrs. Ruperto, Kriesel and Woo who received guaranteed bonus amounts for 2014) based on performance during 2014 was approved by the Rayonier Advanced Materials Compensation Committee and, for Mr. Boynton, by the Rayonier Advanced Materials independent directors, in February 2015, taking into account the level of each executive’s formula award and attainment of his individual performance objectives. By their terms, the awards are initially funded at the maximum allowable award level for Section 162(m) purposes as described above and are reduced in the Committee’s permitted exercise of negative discretion to equal the final bonus amount approved by the Committee or independent directors, as applicable. Final bonus amounts under the 2014 Corporate Bonus Program for Messrs. Boynton and Posze were consistent with the formula awards resulting in a payout of awards at 84% of the target award opportunity, and the final bonus amount for Mr. Herman, in recognition of his significant efforts pre- and post-Separation, was $50,000 above the formula award resulting in a payout of his award at 106% of the target award opportunity. The final awards were paid by Rayonier Advanced Materials to these named executive officers in March 2015 and appear in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
Long-Term Incentive Compensation. Long-term incentive awards for our named executive officers for 2014 were approved by the Rayonier Compensation Committee (and in the case of Mr. Boynton, by Rayonier’s independent directors) in December 2013 with a grant date of January 2, 2014. As discussed in more detail below, Rayonier equity awards outstanding at the time of the Separation were converted into equity awards relating to Rayonier and Rayonier Advanced Materials in accordance with the terms of the Employee Matters Agreement. The Separation did not constitute a change in control under Rayonier’s equity plans or agreements and did not trigger any acceleration of vesting.
For senior executives, 2014 stock option and performance share award levels as originally established were based on three factors:

1)	the aggregate dollar value of the total long-term incentive award opportunity for the executive approved by the Rayonier Compensation Committee, or for Mr. Boynton, the independent directors;

2)	the Rayonier Compensation Committee’s allocation of that total value between stock options and performance share awards; and

3)	the value of a stock option and performance share award calculated at the grant date of January 2, 2014.
For award purposes, the value of a stock option was based on the Black-Scholes valuation model, the same method used in the annual financial statements of Rayonier or Rayonier Advanced Materials, as applicable. The value of a performance share was determined based on the closing price of Rayonier common stock, or Rayonier Advanced Materials Common Stock, as applicable, on the grant date. Consistent with applicable accounting rules, a different performance share valuation model is used for financial statement purposes, which is derived from a simulation model run after the awards are made.
For 2014, the Rayonier Compensation Committee approved an increase in long-term incentive award values for Mr. Boynton to align his long-term incentive award with competitive market pay for his position. When compared to the 2013 long-term incentive award values, Mr. Boynton’s award increased by $250,000 and Mr. Posze’s award increased by $50,000. Long-term incentive award values for Messrs. Herman and Kriesel were held at 2013 levels. Upon commencement of employment with Rayonier, in March and June 2014, respectively, the Rayonier Compensation Committee established the long-term incentive award value for Mr. Ruperto at $750,000 and for Mr. Woo at $400,000.
For 2014, the Rayonier Compensation Committee maintained the allocation of long-term incentive grant date value at 80% for performance share awards and 20% for stock options, consistent with the belief that relative total shareholder return of Rayonier versus its operational peers and key market indices, over a meaningful period of time, is the single best measure of overall management performance.
The long-term incentive award values approved by the Rayonier Compensation Committee in December 2013 for each participant, including each named executive officer who was employed by Rayonier at that time, were converted into a specified number of stock options and performance shares on January 2, 2014 using the Black-Scholes value and closing Rayonier share price as discussed above.

Stock Options. The stock option award program helps:

•	motivate and reward superior performance on the part of executives and key employees;

•	directly link the creation of stockholder value and long-term executive incentive compensation;

•	encourage increased stock ownership in Rayonier by executives; and

•	maintain competitive levels of total compensation.
Consistent with past practice, the Rayonier Compensation Committee approved the grant date dollar value of the annual stock option award in December 2013 for the 2014 fiscal year for selected executives and key employees (other than Mr. Boynton, whose award value was approved by the independent directors), as well as the January 2, 2014 award date, on which the exercise price for the award was set. For annual grants the award date has historically been the first trading day in January, and the Rayonier Advanced Materials Compensation Committee has determined to continue this practice. By virtue of this practice, we do not backdate stock options, grant options retroactively or coordinate grants so that they are made before the announcement of favorable information or after the announcement of unfavorable information.
For 2014, options to purchase 109,410 shares of Rayonier stock were awarded to our named executive officers as a group. Upon completion of the Separation, all outstanding Rayonier stock options were converted into both Rayonier Advanced Materials stock options and adjusted Rayonier stock options, with adjustments made to preserve the intrinsic value of the Rayonier stock options as measured immediately before and immediately after the Separation, subject to rounding. The Rayonier Advanced Materials stock options received by our named executive officers in connection with the conversion of Rayonier stock options outstanding prior to the Separation will generally be subject to the same vesting conditions and other terms that applied to the original Rayonier stock option award immediately before the Separation. Following the Separation, in connection with their hiring, on July 1, 2014, Mr. Woo was awarded options to purchase 5,130 shares of Rayonier Advanced Materials stock, which were later forfeited upon his termination of employment. Stock options awarded to our named executive officers in 2014 are shown in the “Grants of Plan-Based Awards” table.
Performance Shares. Our Performance Share Award Program helps us to:

•	focus executives on the long-term creation of stockholder value;

•	provide a retention incentive for our named executives officers;

•	provide an opportunity for our named executive officers to increase their stock ownership in Rayonier Advanced Materials; and

•	maintain competitive levels of total compensation.
As discussed above, 80% of the aggregate grant date dollar value of the annual long-term incentive award for each named executive officer, as approved by the Rayonier Compensation Committee (or, for Mr. Boynton, by the independent directors), was allocated to a performance share award. This target award level, expressed as a number of shares of Rayonier stock, was determined at the beginning of a 36-month performance period. Awards were approved by the Rayonier Compensation Committee (or, for Mr. Boynton, the independent directors) in December and the performance period began on the following January 1. The target award level for Messrs. Ruperto and Woo was determined at the time of their hiring.
2014 Performance Share Awards. In December 2013, the Rayonier Compensation Committee (and with respect to Mr. Boynton, the independent directors) approved performance shares awards for the performance period beginning January 1, 2014 and ending December 31, 2016 for Messrs. Boynton, Herman, Posze and Kriesel. Performance share awards for this performance period were granted to Mr. Ruperto in March 2014. In accordance with the Employee Matters Agreement, these 2014 performance share awards were cancelled as of the consummation of the Separation and, in July 2014, Rayonier Advanced Materials replaced the cancelled awards held by its employees with a new grant of Rayonier Advanced Materials performance shares, which are subject to the achievement of performance criteria that relate to our performance fibers business during a new 30-month performance period beginning on July 1, 2014 and ending on December 31, 2016 (“New 2014 Class Awards”). The value of each replacement performance share award was equivalent to the grant date value of the performance share award that it replaced, subject to rounding. In July 2014, following the Separation, New 2014 Class Awards were also granted to Mr. Woo in connection with his hiring. Mr. Woo’s performance shares were forfeited upon his termination of employment.
The payout, if any, for the New 2014 Class Awards is based on the level of TSR Rayonier Advanced Materials produces for its stockholders as compared to that produced by the companies in the May 2014 Performance Peer Group (as discussed in the “Use of Peer Group and Other Compensation Data” section above in this Compensation Discussion and Analysis) during the same period. TSR is calculated for the performance period based upon the return on a hypothetical investment in Rayonier Advanced Materials stock versus the return on an equal hypothetical investment in each of the companies in the May 2014 Performance Peer Group, in all cases assuming reinvestment of dividends. The New 2014 Class Awards are to be paid out, if at all, in January 2017 after the end of the performance period on December 31, 2016, based on Rayonier Advanced Materials’ percentile TSR performance against the companies in the May 2014 Performance Peer Group, as follows:

Percentile Rank	Payout Level (Expressed As Percent of Target Award)
80th and Above	200%
51st - 79th	100%, plus 3.3% for each incremental percentile position over the 50th Percentile
50th	100%
31st - 50th	30%, plus 3.5% for each incremental percentile position over the 30th Percentile
30th	30%
Below 30th	0%
The Compensation Committee determined to establish the target objective at the 50th percentile versus the previous level of the 60th percentile used by Rayonier. The Compensation Committee felt that setting the initial program’s target payout at median was prudent given the uncertainties regarding our relative performance in the new peer group. This determination was made in consultation with Exequity, which advised that this determination was consistent with industry practice.
The New 2014 Class Awards for our named executive officers are shown below in the Grants of Plan-Based Awards table. Dividends with respect to these performance shares are accrued along with interest over the thirty month performance period for any performance shares that are ultimately earned.
2012 and 2013 Performance Share Awards. In connection with the Separation, all outstanding performance share awards held by Rayonier Advanced Materials employees were adjusted as follows:
Rayonier performance share awards granted in 2012 (with a 2012-2014 performance period) were split into both Rayonier performance share awards and Rayonier Advanced Materials performance share awards and were subject to the same performance criteria as applied immediately prior to the Separation, except that TSR at the end of the performance period was based on the combined stock prices of Rayonier and Rayonier Advanced Materials and any payment earned was made to the applicable award holder in shares of Rayonier common stock and shares of Rayonier Advanced Materials Common Stock. The combined TSR value of Rayonier and Rayonier Advanced Materials for the period from January 1, 2012 through December 31, 2014 was -6.44%, resulting in performance at the 7th percentile versus the applicable peer companies and indices. The peer group companies for the 2012 performance share program were: Buckeye Technologies, Deltic Timber, Domtar, Forestar, International Paper, Mead-Westvaco, Neenah Paper, Potlatch Corporation, Plum Creek, Sappi, St. Joe Company, Tembec, Weyerhaeuser, S&P Midcap 400 Index and NAREIT All Equity REITs index. This resulted in no payout under the 2012 performance share program.
Rayonier performance share awards granted in 2013 (with a 2013-2015 performance period) were cancelled upon the consummation of the Separation and, on June 27, 2014, Rayonier Advanced Materials replaced the cancelled awards held by its employees with Rayonier Advanced Materials time-vested restricted shares that are scheduled to cliff vest on June 27, 2016, subject generally to the employee’s continued employment with us. The number of time-based restricted shares granted to each employee was calculated using the original grant date value divided by the post-Separation stock value measured as an average of the ten trading days after June 27, 2014. The time-based awards granted to our named executive officers who were participants in the 2013 performance share program are shown below in the Outstanding Equity Awards table.
For more information regarding the original terms of the performance share awards granted by Rayonier in 2012 and 2013, see Rayonier’s 2014 annual meeting proxy statement filed on March 31, 2014 and its 2013 annual meeting proxy statement filed on April 1, 2013.

Sign-On Restricted Stock Grants. As described below under Potential Payments Upon Termination or Change in Control - Employment Letter Agreements, Messrs. Ruperto and Woo were granted time-vested restricted stock in connection with their hiring. These grants are subject to forfeiture in the event of the executive’s voluntary resignation prior to vesting.
2015 Long-Term Incentive Compensation. In December 2014, our Compensation Committee approved our long-term incentive compensation program for 2015 and related long-term incentive award values for each participant, including our named executive officers. The Compensation Committee maintained the general structure of the 2014 Long-Term Incentive Compensation Program with the following exceptions:

•	The allocation of long-term incentive grant date value is 70% for performance share awards and 30% time-vested restricted stock subject to three-year cliff vesting; and

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Performance shares will be earned based on achievement of specified levels of return on invested capital (“ROIC”) over a 36-month performance period with a payout range of +/- 100% from target. The total amount of performance shares earned will be subject to a TSR multiplier of +/- 25% based on performance relative to the peer group described above under “Use of Peer Group and Other Compensation Data”, with a potential final range of payout being a minimum of 0% to a maximum of 250% based on ROIC and TSR performance.

Our Compensation Committee will annually consider the terms of our performance share program and seek to ensure that the awards provide appropriate and competitive incentives and that the peer group is representative of Rayonier Advanced Materials’ business.
Our Compensation Committee also determined to award retention grants effective January 2, 2015 to certain senior executives in the form of time-based restricted stock subject to four-year cliff vesting. Mr. Ruperto was awarded 12,500 shares and Messrs. Herman and Posze were each awarded 10,000 shares. These awards will vest on January 2, 2019, or earlier if permitted under the terms of the Stock Plan, subject to continued employment with the Company through that date.
Retirement Plans and Programs
The Employee Matters Agreement required that, following the Separation, Rayonier Advanced Materials establish tax-qualified pension and 401(k) plans and non-qualified excess pension and excess savings/deferred compensation plans with substantially the same terms as the analogous plans in place at Rayonier, which plans must remain in effect through at least December 31, 2015 (“Retirement Transition Period”). Accordingly, our Compensation Committee adopted each of the plans described below. In connection with the expiration of the Retirement Transition Period, the Compensation Committee intends to undertake a comprehensive review of these plans, with a particular focus on whether any modifications are necessary or appropriate in light of then-current trends and best practices, the nature of our business and competitive factors.
We maintain the following plans and programs to provide retirement benefits to salaried employees, including the named executive officers:

•	the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees;

•	the Retirement Plan for Salaried Employees of Rayonier Advanced Materials Inc. (the “Retirement Plan”) for those employees hired before January 1, 2006;

•	the Rayonier Advanced Materials Inc. Excess Benefit Plan;

•	the Rayonier Advanced Materials Inc. Salaried pre-65 Retiree Medical Plan (the “Pre-65 Retiree Medical Plan”) for those employees hired before January 1, 2006; and

•	the Rayonier Advanced Materials Inc. Excess Savings and Deferred Compensation Plan.
Consistent with the predecessor plans at Rayonier which were closed to new employees on January 1, 2006, our Retirement Plan and the Pre-65 Retiree Medical Plan were closed to any new participants. Therefore, only three of our named executive officers, Messrs. Boynton, Herman and Kriesel are participants in the Retirement Plan and the Pre-65 Retiree Medical Plan. With the exception of these plans, all of the named executive officers participate in all other plans listed above.
The benefits available under these plans are intended to provide income replacement after retirement, either through a defined pension benefit, distributions from a 401(k) or deferred compensation plan, as well as access to quality healthcare. We place great value on the long-term commitment that many of our employees and named executive officers have made to Rayonier Advanced Materials and Rayonier and wish to incentivize our employees to remain with Rayonier Advanced Materials with a focus on building sustainable value over the long-term. Therefore, we have determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.
Our retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement. For additional information regarding our retirement plans, see the discussion following the “Pension Benefits” table.
The Excess Savings and Deferred Compensation Plan is designed to provide eligible executives with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. For additional information regarding our Excess Savings and Deferred Compensation Plan, see the discussion following the “Nonqualified Deferred Compensation” table.
The Pre-65 Retiree Medical Plan provides participants eligible for retirement with access to an employer-sponsored healthcare plan funded entirely by the plan participants. This benefit is extended on an equivalent basis to all eligible retirees.
Historically, the Rayonier Compensation Committee has reviewed these retirement benefit programs periodically to evaluate their continued competitiveness, and the Rayonier Advanced Materials Compensation Committee intends to do the same going forward. However, these programs are generally not considered in setting the level of key elements of compensation for the named executive officers.
Severance and Change in Control Benefits
The Employee Matters Agreement required that, in connection with the Separation, Rayonier Advanced Materials adopt severance plans with substantially the same terms as the severance plans in place at Rayonier, which plans must remain in effect through at least December 31, 2015 (“Severance Transition Period”). Accordingly, the Compensation Committee adopted each of the plans described below. In anticipation of the expiration of the Severance Transition Period and as more fully described below, the Compensation Committee determined, in March 2015, in light of current trends and best practices, to amend our Executive Severance Pay Plan (our “Executive Severance Plan”) to implement the following modifications :

•	elimination of entitlement to any excise tax gross-up payments under the Executive Severance Plan effective January 1, 2016; and

•	“double trigger” vesting of time-based equity awards upon a qualifying termination following a change in control effective January 1, 2016.
Executive Severance Plan. The Compensation Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control of Rayonier Advanced Materials and that the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of Rayonier Advanced Materials and its stockholders. The Executive Severance Plan was originally established by the Rayonier Compensation Committee based on the view that it is critical for executive retention to be encouraged and that the continued attention and dedication of senior executives be fostered, notwithstanding the possibility, threat, rumor or occurrence of a change in control and with the intent to align executive and stockholder interests by enabling executives to consider corporate transactions that may be in the best interests of stockholders and other constituents without undue concern over whether the transaction would jeopardize the executives’ employment or significantly disrupt or change the culture or environment of their employment.
The Executive Severance Plan achieves these objectives by providing benefits to eligible executives designated by the Compensation Committee, which currently includes our named executive officers, in the event of a change in control of Rayonier Advanced Materials. Under the plan, if the executive is involuntarily terminated (other than for cause or due to death or disability) or termination for good reason within 24 months of the change in control, he or she will be entitled to enhanced severance benefits, which depend on the executive’s status as a Tier I or Tier II executive of Rayonier Advanced Materials.
Consistent with the predecessor Rayonier plan and as required by the terms of the Employee Matters Agreement, the Executive Severance Plan currently provides that, in the event of the imposition of an excise tax on the benefits paid, such benefits are to be grossed-up through the payment of an additional amount so that the executive would receive the same amount after tax as he or she would have received had there been no excise tax imposed. Under the plan, as amended effective January 1, 2016, participants’ entitlement to any excise tax-gross up will be eliminated for any change in control transaction pursuant to an agreement that was executed and delivered on or after January 1, 2016. For any change in control transaction pursuant to an agreement that was executed and delivered prior to January 1, 2016, the terms of the Executive Severance Plan as currently in effect would continue to apply. The amended plan will instead include a “net best” provision. Pursuant to this provision, participants will receive the greater after-tax benefit of either (i) their full severance payment for which the individual officer is responsible for the payment of any applicable excise tax or (ii) a severance payment capped at the safe harbor amount for which no excise tax is due.

Currently, the Executive Severance Plan provides for automatic vesting, upon a change in control, of outstanding stock option, performance share and restricted stock awards, without regard to whether or not the executive continues to be employed by us, consistent with the predecessor Rayonier plan. This automatic vesting provision, however, was modified as part of the March 2015 changes to our compensation program. In March 2015, our Compensation Committee amended our Stock Plan, effective January 1, 2016, to eliminate automatic acceleration of unvested time-based equity upon a change in control pursuant to an agreement that was executed and delivered on or after January 1, 2016, and to provide that performance shares will vest upon a change in control at target if performance through the effective date of the transaction meets target performance. The Plan further provides that in the event of a change in control pursuant to an agreement that was executed and delivered on or after January 1, 2016, each outstanding equity award will be treated as the Committee determines in its discretion, including that each award be assumed or cancelled or that substantially equivalent awards be substituted by any successor corporation. In addition, the Compensation Committee amended the Executive Severance Plan, effective January 1, 2016, to provide that outstanding stock options and time-based restricted stock and restricted stock unit awards will not automatically vest upon a change in control pursuant to an agreement that was executed and delivered on or after January 1, 2016, but will instead vest upon the participant’s involuntary termination of employment by the Company (other than for cause or due to death or disability) or termination for good reason occurring within two years following a change in control transaction. Under the amended Executive Severance Plan, performance shares that remain outstanding upon a qualifying termination will vest at target if the performance period is not more than 50% complete at the time of such termination, and outstanding performance shares for which the performance period is more than 50% complete at the time of the qualifying termination will vest at the greater of target or actual performance achievement through the time of such termination as determined pursuant to Executive Severance Plan terms.
The Compensation Committee reviews the Executive Severance Plan annually and retains the discretion to terminate or amend the Executive Severance Plan, or to include or exclude any executive, including any named executive officer, at any time prior to a change in control. At the present time, Messrs. Boynton, Ruperto and Herman are included as Tier I executives and Mr. Posze is included as a Tier II executive in the Executive Severance Plan. During their term of employment, Messrs. Kriesel and Woo were included as Tier I executives.
The potential payments under the Executive Severance Plan are calculated in the “Potential Payments Upon Termination or Change In Control” table. Such potential payments do not affect the Compensation Committee’s decisions regarding executive compensation, including base salary, annual bonus and long-term incentive award levels.
Severance Pay Plan. The Severance Pay Plan for Salaried Employees provides severance benefits to all salaried employees, including the named executive officers, in the event their employment is terminated (other than “for “cause” or other non-qualifying terminations defined in the plan) and they are not otherwise entitled to severance under a separate agreement with the Company as a result of such termination. Upon execution of a satisfactory separation agreement, the severance benefit available to a named executive officer may range from 17 weeks to 26 weeks of base salary, plus an additional week of base salary for each year of service over one year.
Special Severance Arrangements. Unless the Executive Severance Plan is triggered, Mr. Ruperto is entitled to enhanced severance protection in an amount equal to annual base salary and target bonus in the event that his position is eliminated or substantially changed prior to the second anniversary of his commencement of employment. This enhanced severance protection was negotiated as part of their hiring and was determined by the Rayonier Compensation Committee to be appropriate under the circumstances given the uncertainty created by the Separation and the need to attract and retain top talent to lead our newly public company. Mr. Woo was also entitled to enhanced severance protection consistent with the arrangement provided to Mr. Ruperto. These enhanced severance arrangements are not eligible for any gross-ups. For information regarding severance payments and benefits to which Mr. Woo became entitled in connection with his termination from employment, see below under Potential Payments Upon Termination or Change in Control - Employment Letter Agreements.
Perquisites and Personal Benefits
We provide our named executive officers with limited perquisites that the Compensation Committee will review annually. Under our perquisites program, in addition to personal benefits that are available broadly to our employees, our named executive officers are eligible to participate in the following two programs:

•	Executive Physical Program - Each executive-level employee is required to have a physical examination every other year until age 50, and every year after 50.

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Senior Executive Tax and Financial Planning Program - This program provides reimbursement to senior executives, including our named executive officers, for expenses incurred for financial and estate planning and for preparation of annual income tax returns. Reimbursements are taxable to the recipient, and are not grossed-up for tax purposes. The annual reimbursement limit for 2014 was $25,000 for Mr. Boynton and $10,000 for all other participants.

The total cost of these programs to us with regard to our named executive officers for 2014 was $52,453. We do not pay car allowances (or provide company cars), personal club membership dues, home security expenses or allow personal use of chartered aircraft.
Stock Ownership and Retention Requirements; Prohibition on Hedging or Pledging Stock Ownership
We believe that stock ownership requirements help to further focus the senior management team on the long-term success of our business and the interests of our stockholders. All executives at the Vice President level and higher are required to acquire and hold, within five years after taking such position (and, for existing officers, within five years after the date of the Separation), Rayonier Advanced Materials stock with a value equal to a designated multiple of their base salary as follows:

Position/Level	Stock Ownership Requirement as Multiple of Base Salary
Chairman, President & CEO	6x
Executive Vice President	3x
Senior Vice President	2x
Vice President	1x
We also require that each director, within four years of joining our Board of Directors, maintain a minimum ownership interest in Rayonier Advanced Materials at a level equal to four times the director’s annual equity retainer. Prior to satisfying his or her ownership requirement, a director or executive is prohibited from selling any Rayonier Advanced Materials stock other than stock withheld or sold to satisfy taxes in connection with a performance share vesting or stock option exercise. Stock ownership meeting the guidelines includes Common Stock and restricted stock but excludes performance shares.
As of March 1, 2015, Mr. Boynton has satisfied his minimum required ownership, which represents a rigorous stock ownership requirement as compared to standard market practice, and all of our directors and officers are in compliance with retention requirements. Newly hired officers and directors and officers and directors at the time of the Separation have a five year period to meet their respective stock ownership requirements.
In addition, our executive officers and directors are not permitted to hedge their economic exposure to Rayonier Advanced Materials Common Stock, to hold their ownership interests in Rayonier Advanced Materials Common Stock in a margin account or to otherwise pledge their Common Stock as collateral for a loan.
Separation-Related Compensation Arrangements
Transaction Bonus Agreements
On January 23, 2014, the Rayonier Compensation Committee approved transaction bonus agreements (the “Transaction Bonus Agreements”) with each of Messrs. Boynton, Herman, Kriesel and Posze. Subject to satisfaction of all conditions to payment, the Transaction Bonus Agreements provided for the lump sum payment of the following bonus amounts in cash: Mr. Boynton, $1,650,000; Mr. Herman, $600,000; Mr. Kriesel, $580,000; and Mr. Posze, $395,000. To earn the transaction bonus, the executive was required to remain continuously employed through an “eligibility period,” work diligently and in good faith through such period as determined in the sole discretion of the Rayonier Advanced Materials Compensation Committee (or Rayonier Compensation Committee in the event the spinoff was abandoned) and satisfy certain other conditions as specified in the agreement. The “eligibility period” was defined as the period beginning on the effective date of the Transaction Bonus Agreements through the date that is six months after the effective time of the Separation or, if in the event of abandonment of the Separation, through December 31, 2014. Under the terms of the agreement, each executive would also become entitled to payment of the transaction bonus if the executive was terminated without cause by the applicable employer before the end of the eligibility period and the executive otherwise satisfied the conditions specified in the Transaction Bonus Agreement. The eligibility period under the Transaction Bonus Agreements expired on December 27, 2014, and thereafter, our Compensation Committee determined that each of Messrs. Boynton, Herman, Kriesel and Posze satisfied the specified conditions in the Transaction Bonus Agreements. Accordingly, each of these named executive officers received their respective payments under the agreements in January 2015.
CEO Agreement
On May 27, 2014, the Rayonier Board of Directors approved a retention award agreement between Rayonier Advanced Materials and Mr. Boynton in his capacity as President and Chief Executive Officer of Rayonier Advanced Materials following completion of the Separation (the “CEO Agreement”), which became effective on the closing date of the Separation, June 27, 2014 (the “Effective Date”). The CEO Agreement provides Mr. Boynton with a $4 million retention award payable upon Mr.

Boynton’s continued employment with Rayonier Advanced Materials through August 31, 2018 or an earlier date upon the occurrence of certain events (the “Vesting Date”). While the CEO Agreement originally provided that the award would be payable in shares of Rayonier Advanced Materials Common Stock, plus dividends equivalents and interest thereon, the CEO Agreement was subsequently amended by the Board, upon the recommendation of the Compensation Committee, to provide that the award will be payable solely in cash upon the Vesting Date. Upon vesting, Mr. Boynton would receive a $4 million cash payment credited with interest at a fixed rate of 3.25%. Mr. Boynton will forfeit this award if he voluntarily terminates his employment with us for any reason or if his employment is terminated by us for cause, as defined in the Executive Severance Plan, prior to the Vesting Date. Mr. Boynton will become immediately entitled to payment of the award upon the occurrence of a change in control, as defined in the Executive Severance Plan, on or prior to the Vesting Date or upon our termination of Mr. Boynton’s employment other than for cause.
Mr. Boynton’s background and experience, prior to and during his employment with Rayonier, uniquely qualified him to become our Chairman and Chief Executive Officer following the Separation. The Board of Directors of Rayonier, in consultation with Exequity, made this award to ensure necessary continuity with newly formed Rayonier Advanced Materials following the Separation.
Special Compensation Arrangements of our Named Executive Officers
Employment Letter Agreements. During 2014, Rayonier entered into employment letter agreements with Messrs. Ruperto and Woo in connection with their commencement of employment. While we do not typically enter into employment agreements with our executives, the Rayonier Compensation Committee determined it was appropriate under the circumstances given the uncertainty created by the Separation and the need to attract and retain top talent to lead our newly public company. A description of the terms of these employment letter agreements is provided below under Potential Payments Upon Termination or Change in Control - Employment Letter Agreements.
Retirement Bonus for Mr. Kriesel. Mr. Kriesel retired from the Company effective December 31, 2014 after a 36-year tenure with Rayonier and Rayonier Advanced Materials. In connection with his retirement and in recognition of his many years of dedicated service, our Compensation Committee approved a cash incentive bonus for Mr. Kriesel’s 2014 service of $500,000, which was paid in January 2015. This payment was made in lieu of any payout under the 2014 Corporate Bonus Program.
Report of the Compensation and Management Development Committee
The Compensation and Management Development Committee of the Rayonier Advanced Materials Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference into the Company’s 2014 Annual Report on Form 10-K filed with the SEC.
The Compensation and Management Development Committee

Thomas I. Morgan, Chair	James F. Kirsch
C. David Brown, II	Ronald Townsend
DeLyle W. Bloomquist

SUMMARY COMPENSATION TABLE

This table discloses compensation for 2012, 2013 and 2014 for Rayonier Advanced Materials’ Principal Executive Officer, Principal Financial Officer, our former principal financial officer and our three other most highly compensation executive officers for 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($) (1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul G. Boynton	2014	881,250	1,650,000	3,825,372	650,179	756,000	791,415	132,257	8,686,473
Chairman, President and	2013	793,750	—	2,689,839	600,040	1,200,000	321,028	59,900	5,664,557
Chief Executive Officer	2012	700,000	—	2,537,132	500,189	1,075,000	828,088	62,963	5,703,372
Frank A. Ruperto	2014	265,000	210,000	1,132,767	149,899	—	—	106,938	1,864,604
Chief Financial Officer and
Senior Vice President, Finance and Strategy
Michael R. Herman	2014	371,000	600,000	823,871	140,026	240,000	226,833	74,382	2,476,112
Senior Vice President, General Counsel	2013	368,600	—	627,629	140,000	328,693	34,657	25,161	1,524,740
and Corporate Secretary	2012	358,550	—	710,645	139,830	340,000	289,351	30,705	1,869,081
James L. Posze Jr.	2014	278,750	395,000	411,905	70,013	122,000	—	41,290	1,318,958
Senior Vice President, Human Resources
Jack M. Kriesel	2014	367,500	1,080,000	941,610	160,090	—	679,648	83,460	3,312,308
Senior Vice President, Advanced Materials	2013	353,075	—	717,290	160,020	319,000	313,654	31,087	1,894,126
(Retired 12/31/14)	2012	328,725	—	812,085	159,857	310,000	1,092,079	26,794	2,729,540
Benson K. Woo	2014	158,125	125,000	792,375	90,083	—	—	642,634	1,808,217
Former Senior Vice President and
Chief Financial Officer

(1)
Represents the aggregate grant date fair value for performance share, stock option and restricted stock awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in the “Incentive Stock Plans” sections included in the notes to Rayonier Advanced Materials’ Annual Report on Form 10-K for 2014 and in the notes to Rayonier’s Annual Reports on Form 10-K for 2013 and 2012.

Not included in this column is the value of time-based restricted stock issued on June 27, 2014 pursuant to the Employee Matters Agreement in replacement of the Rayonier Inc. 2013 performance share awards which were cancelled upon the consummation of the distribution, as discussed in our Compensation Discussion and Analysis under “2012 and 2013 Performance Share Awards”. The grant date value of the 2013 performance share awards, which is equivalent to the grant date value of the replacement grants, was previously reported as compensation for 2013. The grant date value of these replacement grants is as follows: Mr. Boynton, $2,399,976; Mr. Herman, $559,961; Mr. Posze, $239,989 and Mr. Kriesel, $639,985.

(2)
Values for awards subject to performance conditions are computed based on probable outcome of the performance condition as of the grant date for the award. The following amounts reflect the grant date award value assuming that the highest level of performance is achieved under the relevant Performance Share Award Program: For 2014, Mr. Boynton, $5,199,989; Mr. Ruperto $1,199,947; Mr. Herman, $1,119,923; Mr. Kriesel, $1,279,971; Mr. Woo, $719,722; and Mr. Posze, $559,920.

(3)
Amounts under the “Non-Equity Incentive Plan Compensation” column represent awards under our 2014 Annual Corporate Bonus Program discussed in the Compensation Discussion and Analysis. For 2013 and 2012, represents awards under Rayonier’s Annual Corporate Bonus Programs.

Amounts under the “Bonus” column for 2014 represent transaction bonus awards for Messrs. Boynton, Herman, Kriesel, and Posze as discussed in our Compensation Discussion and Analysis under “Transaction Bonus Agreements”, as well as 2014 guaranteed bonus payments for Messrs. Ruperto, Kriesel and Woo as discussed in our Compensation Discussion and Analysis under “Components of Executive Compensation for 2014 - Annual Bonus Awards”.

(4)
Represents the annual change in actuarial present value of the participant’s pension benefit under Rayonier Advanced Materials’ retirement plans and the above market interest on non-qualified deferred compensation. With respect to increase in pension value, for 2014 this amount reflects the increase in the actuarial present value of the participant’s pension benefit under Rayonier Advanced Materials’ retirement plans as of December 31, 2014 as measured against the actuarial present value of the participant’s pension benefit under Rayonier’s retirement plans as of June 27, 2014, and for 2013 and 2012, represents the increase in pension value under Rayonier’s retirement plans. With respect to earnings on non-qualified deferred compensation, Excess Base Salary and Annual Bonus Deferral account balances earn a rate of return equal to 10-Year Treasury Notes (adjusted monthly) plus 1.5 percent. Under SEC regulations, any returns on non-qualified deferred compensation in excess of 120% of the applicable federal long-term rate are considered above market interest and must be reported. Accordingly, above market interest paid for Mr. Kriesel in 2014 was $1,371.

(5)    The All Other Compensation column in the Summary Compensation Table above includes the following for 2014:

	Paul G. Boynton	Frank A. Ruperto	Michael R. Herman	James L. Posze Jr.	Jack M. Kriesel	Benson K. Woo
	($)	($)	($)	($)	($)	($)
Financial/tax planning services	20,066	—	10,000	6,000	10,000	—
Life insurance premiums	2,400	788	1,113	836	1,103	536
401(k) Plan company contributions	9,360	8,835	9,360	9,360	9,360	—
401(k) Retirement contribution/Enhanced Match	1,300	7,800	1,300	7,800	1,300	—
Excess Savings Plan company contributions	20,138	180	4,450	5,129	4,422	—
Executive annual physical	—	—	—	4,355	2,032	—
Wellness	300	—	259	302	500	—
Payment of accrued dividends	78,693		47,900	7,508	54,743	—
Severance and vacation payout	—	—	—	—	—	557,954
Relocation	—	60,167	—	—	—	59,411
Relocation tax gross-up	—	29,168	—	—	—	24,733

GRANTS OF PLAN-BASED AWARDS

This table discloses 2014 stock option and performance share awards along with potential payouts under the 2014 Annual Corporate Bonus Program for the named executive officers.

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul G. Boynton		12/12/2013	180,000	900,000	1,800,000
	7/15/2014	6/27/2014				18,987	63,291	126,582
	1/2/2014	12/12/2013								61,570	42.55	650,179
Frank A. Ruperto		12/12/2013	46,360	231,800	463,600
	7/15/2014	6/27/2014				4,382	14,605	29,210
	3/31/2014	12/12/2013							5,446			250,026
	3/31/2014	12/12/2013								12,790	45.91	149,899
Michael R. Herman		12/12/2013	45,262	226,310	452,620
	7/15/2014	6/27/2014				4,089	13,631	27,262
	1/2/2014	12/12/2013								13,260	42.55	140,026
James L. Posze Jr.		12/12/2013	29,070	145,350	290,700
	7/15/2014	6/27/2014				2,045	6,815	13,630
	1/2/2014	12/12/2013								6,630	42.55	70,013
Jack M. Kriesel		12/12/2013	45,140	225,700	451,400
	7/15/2014	6/27/2014				4,674	15,579	31,158
	1/2/2014	12/12/2013								15,160	42.55	160,090
Benson K. Woo		12/12/2013	40,260	201,300	402,600
	7/15/2014	5/29/2014								5,130	39.07	90,083
	7/1/2014	5/29/2014							6,400			262,912

(1)
2014 annual stock option grants were approved in December 2013 by the Rayonier Compensation Committee and effective the first trading day of January 2014. Stock options were adjusted and converted into Rayonier Advanced Materials and Rayonier stock options at the time of the Separation as shown in the Outstanding Equity Awards at Fiscal Year-End Table below. 2014 performance shares awards, originally approved by the Rayonier Compensation Committee in December 2013, were cancelled at the time of the Separation, and a new grant of Rayonier Advanced Materials performance shares was approved in June 2014. The value of each replacement performance share award was equivalent to the grant date value of the performance share award that it replaced, subject to rounding. For the Non-Equity Incentive Plan Awards, the approval date reflects the date on which the Rayonier Compensation Committee approved the original 2014 Annual Corporate Bonus Program in December 2013. On October 16, 2014, the Rayonier Advanced Materials Compensation Committee approved new performance metrics for the post-Separation performance period.

(2)
Reflects potential awards under the 2014 Annual Corporate Bonus Program. Awards can range from 0% to 200% of the target award. See the “Annual Bonus Awards” section of the Compensation Discussion and Analysis. The actual amount earned by each named executive officer for 2014 is reflected in the Summary Compensation

Table under the “Non-Equity Incentive Plan Compensation” column. Messrs. Ruperto, Kriesel and Woo were entitled to guaranteed bonus payments which are reflected in the Summary Compensation Table under the “Bonus” column.

(3)
Reflects potential awards, in number of shares, under the 2014 Class Performance Share Award Program. Awards can range from 0% to 200% of the target award. Please refer to the “Performance Shares” section of the Compensation Discussion and Analysis.

(4)
Reflects one-time restricted stock grants awarded to Messrs. Ruperto and Woo in connection with their hiring. For the remaining named executive officers, represents time-based restricted stock issued in replacement of the cancelled performance share awards granted under the 2013 Performance Share Program in connection with the Separation. Please refer to the “2012 and 2013 Performance Share Awards” section of the Compensation Discussion and Analysis.

(5)
Reflects annual stock option awards for 2014. The exercise price of all awarded stock options was equal to the closing market price of Rayonier stock on the NYSE on the grant date. For information regarding stock option awards as adjusted, see the Outstanding Equity Awards at Fiscal Year-End Table. The awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the grant date, and expire on the tenth anniversary of the grant date or earlier upon certain terminations of employment.

(6)	Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.
As discussed in the Compensation Discussion and Analysis, the Summary Compensation Table and Grants of Plan-Based Awards Table reflect that, consistent with the Rayonier Advanced Materials Compensation Committee’s stated philosophy, the majority of total targeted compensation for named executive officers for 2014 was allocated to performance-based incentives. Performance-based incentive awards are discussed in further detail in the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option, performance share and restricted stock awards for the named executive officers as of December 31, 2014.

Name	Stock Symbol	Option Awards (4)					Stock Awards (4)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards
									Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Paul G. Boynton	RYN	—	60,281	$31.28	1/2/2014	1/2/2024
	RYAM	—	20,091	$36.55	1/2/2014	1/2/2024
	RYN	13,988	27,975	$38.69	1/2/2013	1/2/2023
	RYAM	4,662	9,324	$45.21	1/2/2013	1/2/2023
	RYN	27,551	13,775	$32.65	1/3/2012	1/3/2022
	RYAM	9,182	4,592	$38.16	1/3/2012	1/3/2022
	RYN	22,572	—	$27.22	1/3/2011	1/3/2021
	RYAM	7,523	—	$31.81	1/3/2011	1/3/2021
	RYN	26,875	—	$20.74	1/4/2010	1/4/2020
	RYAM	8,957	—	$24.24	1/4/2010	1/4/2020
	RYN	44,308	—	$14.83	1/2/2009	1/1/2019
	RYAM	14,767	—	$17.34	1/2/2009	1/1/2019
	RYN	29,401	—	$22.83	1/2/2008	1/2/2018
	RYAM	9,799	—	$26.68	1/2/2008	1/2/2018
	RYAM						58,422	$1,302,811
	RYAM								18,987	$423,410
Frank A. Ruperto	RYN	—	12,522	$33.75	3/31/2014	3/31/2024
	RYAM	—	4,173	$39.44	3/31/2014	3/31/2024
	RYN						5,446	$152,161
	RYAM						1,815	$40,475
	RYAM								4,382	$97,719

Name	Stock Symbol	Option Awards (4)					Stock Awards (4)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards
									Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Michael R. Herman	RYN	—	12,982	$31.28	1/2/2014	1/2/2024
	RYAM	—	4,327	$36.55	1/2/2014	1/2/2024
	RYN	3,264	6,526	$38.69	1/2/2013	1/2/2023
	RYAM	1,087	2,176	$45.21	1/2/2013	1/2/2023
	RYN	7,702	3,851	$32.65	1/3/2012	1/3/2022
	RYAM	2,567	1,283	$38.16	1/3/2012	1/3/2022
	RYN	13,746	—	$27.22	1/3/2011	1/3/2021
	RYAM	4,581	—	$31.81	1/3/2011	1/3/2021
	RYN	17,946	—	$20.74	1/4/2010	1/4/2020
	RYAM	5,981	—	$24.24	1/4/2010	1/4/2020
	RYN	22,043	—	$22.83	1/2/2008	1/2/2018
	RYAM	7,347	—	$26.68	1/2/2008	1/2/2018
	RYAM						13,631	$303,971
	RYAM								4,089	$91,185
James L. Posze Jr.	RYN	—	6,491	$31.28	1/2/2014	1/2/2024
	RYAM	—	2,163	$36.55	1/2/2014	1/2/2024
	RYN	1,400	2,800	$38.69	1/2/2013	1/2/2023
	RYAM	466	933	$45.21	1/2/2013	1/2/2023
	RYN	1,657	829	$32.65	1/3/2012	1/3/2022
	RYAM	552	276	$38.16	1/3/2012	1/3/2022
	RYN	2,188	—	$27.22	1/3/2011	1/3/2021
	RYAM	729	—	$31.81	1/3/2011	1/3/2021
	RYAM						5,842	$130,277
	RYAM								2,045	$45,604
Jack M. Kriesel	RYN	14,842	—	$31.28	1/2/2014	1/2/2024
	RYAM	4,947	—	$36.55	1/2/2014	1/2/2024
	RYN	11,190	—	$38.69	1/2/2013	1/2/2023
	RYAM	3,729	—	$45.21	1/2/2013	1/2/2023
	RYN	13,207	—	$32.65	1/3/2012	1/3/2022
	RYAM	4,402	—	$38.16	1/3/2012	1/3/2022
	RYAM	5,232	—	$31.81	1/3/2011	1/3/2021
	RYAM						15,579	$347,412
	RYAM								935	$20,851

The outstanding Rayonier (RYN) stock options and restricted stock listed above result from awards made prior to our Separation. At the time of the Separation, each RYN stock option was converted into both an adjusted RYN stock option and a Rayonier Advanced Materials (RYAM) stock option, with adjustments made to the exercise prices and number of underlying shares in order to preserve the aggregate intrinsic value of the original RYN stock option as measured immediately before and immediately after the Separation. The adjusted RYN stock options and the RYAM stock options are subject to substantially the same terms, vesting conditions, post-termination exercise rules, and other restrictions that applied to the original RYN stock option. Holders of RYN restricted stock retained those awards and received restricted stock of RYAM in an amount determined by applying the distribution ratio used in the Separation, as reflected above for Mr. Ruperto. In addition, 2013 RYN performance share awards were cancelled and replaced with time-based RYAM restricted stock, reflected above for our named executive officers other than Mr. Ruperto. Mr. Woo is not reflected in the above table because he held no outstanding equity awards as of December 31, 2014.

(1)
Option awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the grant date. Restricted stock for Mr. Ruperto is scheduled to vest as follows: 40% on the second anniversary of the grant date and in 20% increments over the following three anniversaries of the grant date. Restricted stock for the other named executive officers is scheduled to vest on June 27, 2016.

(2)
Represents awards under the Performance Share Award Program for 2014 with a 30-month performance period ending on December 31, 2016. Awards for the relevant performance share program period are immediately vested upon determination of the amount earned. As required, this disclosure reflects the threshold award level for the 2014 program. The 2013 Performance Share Award Program was canceled in its entirety and a new time-based restricted stock award was issued as reflected in the “Number of Shares or Units That Have Not Vested” column. Awards under the 2012 Performance Share Award Program are not reflected above, as performance over the three-year performance period ending December 31, 2014 resulted in a 0% payout. Under the Performance Share Award Program, the actual award value can range from zero to 200% of target. See the “Performance Shares” section of the Compensation Discussion and Analysis.

(3)	Value based on the December 31, 2014 closing stock price of Rayonier Advanced Materials stock of $22.30 and Rayonier stock of $27.94.

(4)	Share amounts and option exercise prices shown have been adjusted to reflect the June 2014 3-for-1 stock split.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Paul G. Boynton	—	—	14,904	619,261
Michael R. Herman	21,500	786,923	9,072	376,942
James L. Posze Jr.	—	—	1,422	59,084
Jack M. Kriesel	45,341	503,560	10,368	430,790

(1)	Messrs. Ruperto and Woo had no exercise or vesting activity in fiscal 2014.

(2)	Represents payouts of Rayonier shares under the 2011 Class Performance Share Award Program.

PENSION BENEFITS

The following table illustrates the present value of accumulated benefits payable under the Retirement Plan for Salaried Employees of Rayonier Advanced Materials Inc., a tax qualified retirement plan (the “Retirement Plan”), and the Rayonier Advanced Materials Inc. Excess Benefit Plan, a non-qualified retirement plan (the “Excess Plan”), at the earliest eligible retirement age.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Paul G. Boynton	Rayonier Advanced Materials Salaried Plan	15.7	688,350	—
	Rayonier Advanced Materials Excess Benefit Plan	15.7	3,669,697	—
Michael R. Herman	Rayonier Advanced Materials Salaried Plan	11.3	487,410	—
	Rayonier Advanced Materials Excess Benefit Plan	11.3	940,017	—
Jack M. Kriesel	Rayonier Advanced Materials Salaried Plan	36.5	1,512,175	—
	Rayonier Advanced Materials Excess Benefit Plan	36.5	4,293,475	—

(1)	Messrs. Ruperto, Posze and Woo are not participants in the Retirement Plan.

(2)
Determined using the assumptions that applied for FASB ASC Topic 715-30 disclosure as of December 31, 2014. These assumptions include assumptions regarding mortality, mortality improvement and an interest rate of 3.71%. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension (i.e., age 60 and 15 years of service or age 65). Only Mr. Kriesel is currently eligible for an unreduced pension. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees.

The Retirement Plan is a tax-qualified retirement plan, the terms of which are substantially similar to those of the Rayonier Retirement Plan for Salaried Employees as required by the Employee Matters Agreement entered into in connection with the Separation. The Retirement Plan covers all eligible salaried employees of Rayonier Advanced Materials who were hired by Rayonier prior to January 1, 2006. Rayonier froze the plan with respect to new participants effective January 1, 2006 based on the desire that salaried employees take a more active role in saving for retirement, and this benefit was replaced by an increased retirement contribution under the Rayonier Savings Plan for Salaried Employees, which is reflected in Rayonier Advanced Materials Investment Savings Plan as described below. The Retirement Plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by Rayonier Advanced Materials.
For the period through December 31, 2003, the annual pension amounts to two percent of a member’s average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member’s average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the member’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to one and one-half percent of a member’s final average compensation for each year of benefit service to a maximum of 40 years.
A member is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. All of Rayonier Advanced Materials’ eligible named executive officers are vested in their accrued benefits. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80 or age 55 with at least 15 years of eligibility service (“Special Early Retirement”). Mr. Kriesel is currently eligible for unreduced benefits. The plan benefit for a member eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a member eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable).
A member’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the member’s average annual base salary for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average, plus (2) the member’s average approved bonus payments for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average.
Rayonier Advanced Materials adopted the Excess Plan in connection with the Separation. The terms of this plan are substantially similar to those of the Rayonier Excess Benefit Plan as required by the Employee Matters Agreement. The Excess Plan is designed to meet the retirement needs of a small segment of its salaried employee population affected by limiting federal legislation. Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants whose annual benefit at the time of payment exceeds the Code Section 415 limitations or whose benefit is limited on account of the Code Section 401(a)(17) limitation on compensation are participants in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan are eligible under the Excess Plan, however, benefits under the plan will only be accrued to those employees who are affected by the Code limitations. Rayonier Advanced Materials believes the extension of these benefits to executives is consistent with historic and current market practice for companies offering qualified defined benefit plans.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions in Last FY ($)	Aggregate Balance at Last FYE ($) (2)
Paul G. Boynton	28,563	20,244	10,414	—	319,194
Frank A. Ruperto	300	180	1	—	481
Michael R. Herman	1,115	4,450	3,493	—	100,656
James L. Posze Jr.	1,075	5,129	666	—	19,818
Jack M. Kriesel	6,475	4,422	1,442	—	49,490

(1)	All executive and Company contributions in the last fiscal year are reflected as compensation in the Summary Compensation Table.

(2)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year. To the extent that any amounts included in the Aggregate Earnings in Last FY column were considered above-market, those earnings are also reported in the Summary Compensation Table.

The Rayonier Advanced Materials Inc. Excess Savings and Deferred Compensation Plan (the “Excess Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Advanced Materials Investment Savings Plan for Salaried Employees (the “Savings Plan”)) and an Excess Base Salary and Bonus Deferral component. Our Savings Plan and Excess Savings Plans have terms that are substantially similar to those of predecessor plans at Rayonier as required by the Employee Matters Agreement.

The Savings Plan, a qualified 401(k) plan, is designed to encourage salaried employees to save and invest for retirement. Under this Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. Rayonier Advanced Materials will match such contributions at a rate of $.60 for each $1.00 up to 6% of the employee’s base salary. In addition, Rayonier Advanced Materials will make an annual retirement contribution to each participant’s account equal to 3% of base salary and annual bonus for employees hired after January 1, 2006, or 0.5% of base salary for employees hired by Rayonier before 2006. The retirement contribution was increased coincident with the closing of Rayonier’s defined benefit pension plan to new salaried employees effective January 1, 2006. This change reflected the desire that salaried employees take a more active role in planning, saving and investing for retirement.
Rayonier Advanced Materials contributions to the Savings Plan, both matching and retirement contributions, vest at a rate of 20% per year over the participant’s first five years of employment (including employment at Rayonier), and are made in the form of Rayonier Advanced Materials stock in order to encourage employee stock ownership. However, employees are free to transfer Company contributions to other investment options available under the Savings Plan immediately.
The Excess Savings Plan supplements the Savings Plan by providing employees with Rayonier Advanced Materials contributions that are lost due to the federal tax regulations limiting employee contributions to defined contribution plans. Participants can contribute up to 6% of total base salary. Rayonier Advanced Materials contributes up to 3.6% of total base salary (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed by participants and the Rayonier Advanced Materials match, are unsecured, but earn a return equal to 120% of the applicable federal long-term rate (adjusted monthly). The average interest rate in 2014 was 3.72%. Excess Savings participants may elect to receive a lump sum or annual installments upon termination of employment.
The Excess Base Salary and Bonus Deferral component of the Excess Savings Plan allows employees with a base salary in excess of $170,000 the opportunity to defer up to 100% of their base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10-year treasury rate plus 1.50% (adjusted monthly). The average interest rate in 2014 was 4.0%. Excess Base Salary Deferral and Annual Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date.
All named executive officers were eligible and, with the exception of Mr. Woo, participated in the Excess Savings component of this Plan in 2014. While all named executive officers were eligible, only Mr. Kriesel currently has amounts deferred under the Excess Base Salary and Bonus Deferral component.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects potential termination or change in control payments to named executive officers if a triggering event were to have occurred on December 31, 2014. All payments are as provided under the Executive Plan discussed within the Compensation Discussion and Analysis.

Name	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Pension/401(k) Benefit ($) (3)	Medical/Welfare, Tax and Outplacement Benefits ($) (4)	Acceleration of Equity Awards ($ ) (5)	Other (6)	Excise Tax Reimbursements ($) (7)
Paul G. Boynton
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	4,306,693	4,065,000	—
Involuntary termination	—	—	—	—	—	4,065,000	—
Involuntary or voluntary for good reason termination after change in control	2,700,000	3,600,000	1,290,447	95,301	—	—	2,129,186
Frank A. Ruperto
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	518,328	—	—
Involuntary termination without cause or substantial change in position	380,000	231,800	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control	1,140,000	640,500	94,455	67,525	—	—	871,418
Michael R. Herman
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	1,054,004	—	—
Involuntary or voluntary for good reason termination after change in control	1,113,000	1,170,000	1,008,344	76,869	—	—	—
James L. Posze Jr.
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	377,771	—	—
Involuntary or voluntary for good reason termination after change in control	570,000	350,000	48,120	64,117	—	—	—
Jack M. Kriesel
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	604,529	—	—
Involuntary or voluntary for good reason termination after change in control	1,110,000	1,125,000	498,633	76,840	—	—	—

*
In March 2015, our Executive Severance Plan and Stock Plan were amended, effective January 1, 2016, to eliminate entitlement to any excise tax gross-up payments and to eliminate automatic acceleration of time-based equity awards upon a change in control. Because the amounts in this table are reported based on the plan terms in effect as of December 31, 2014, as required by SEC rules, the table reflects amounts attributable to equity acceleration and excise tax reimbursement.

(1)	Represents the executive’s base pay times the applicable tier multiplier under the Executive Plan (3 times for Tier I and 2 times for Tier II).

(2)
Represents the applicable tier multiplier times the greater of: (i) the highest annual bonus received over the three years preceding the termination of employment; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination.

(3)
Represents the actuarial value of an additional two or three years, based on the applicable tier multiplier, of eligibility service and age under Rayonier Advanced Materials’ retirement plans and additional years participation in the Savings Plan at the executive’s current contribution levels.

(4)
Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; (ii) the value of the executives annual tax and financial planning allowance of $25,000 for Mr. Boynton, and $10,000 for all other Named Executive Officers; and (iii) up to $30,000 in outplacement services.

(5)
As indicated above, amounts reported in this column reflect plan terms in place on December 31, 2014, which were later amended by our Compensation Committee in March 2015 to eliminate automatic vesting of time-based equity awards upon a change in control. For stock option awards, the value was calculated as the difference between the closing price of Rayonier Advanced Materials and Rayonier stock on December 31, 2014 and the option exercise price. Performance shares (reflected here at target) and restricted stock awards were valued using the closing price of Rayonier Advanced Materials and Rayonier stock on December 31, 2014. Under the Executive Plan, outstanding performance shares for which the performance period is not more than 50% complete vest at target upon a change in control. Outstanding performance shares for which the performance period is more than 50% complete at the time of the change in control will vest at the greater of target or actual performance achievement as determined pursuant to Executive Severance Plan terms.

(6)
This amount reflects the $4 million cash payment plus interest to which Mr. Boynton would be entitled upon a change in control or any involuntary termination of employment by the Company pursuant to the terms of the CEO Agreement as amended, as described in our Compensation Discussion and Analysis under “CEO Agreement.”

(7)
As indicated above, amounts reported in this column reflect plan terms in place on December 31, 2014, which were later amended by our Compensation Committee in March 2015, effective January 1, 2016, to eliminate any entitlement to excise tax reimbursement. Upon a change in control, executives may be subject to excise tax under Section 280G of the Code. The Excise Tax Reimbursement column represents the excise tax as well as any excise and income taxes payable as a result of the excise tax reimbursement to which the named executive officer would have been entitled pursuant to the terms of our Executive Severance Plan, as in effect on December 31, 2014. The Employee Matters Agreement required that, following the Separation, Rayonier Advanced Materials adopt an Executive Severance Plan with substantially the same terms as the Executive Severance Plan in place at Rayonier Inc., which included a 280G tax reimbursement provision, and prohibited any change that would result in benefits that are less favorable than those provided under the Rayonier Inc. plan to those Rayonier Advanced Materials employees who were participants in the Rayonier Inc. plan prior to the Separation. The Employee Matters Agreement requires that our Executive Severance Plan remain in effect through at least December 31, 2015 (“Severance Transition Period”). The amounts in the table are based on a 280G excise tax rate of 20 percent, 39.6 percent federal income tax and 2.35 percent Medicare tax.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. As a result, payments under the Severance Pay Plan which may be payable upon a termination other than in the context of a change in control, are not included in the table; however, to the extent a named executive officer is entitled to enhanced severance protection upon a termination other than in the context of a change in control pursuant to an employment letter agreement with the Company, those amounts are reflected in the table above - see “Employment Letter Agreements” below. Amounts that would be distributed pursuant to Rayonier Advanced Materials’ nonqualified deferred compensation plans are indicated in the Nonqualified Deferred Compensation table. Other than as reflected in the table and footnote (3) above, amounts that would be distributed pursuant to Rayonier Advanced Materials’ tax-qualified and non-qualified retirement plans are indicated in the Pension Benefits table.
A termination by an executive within two years after a change in control would generally be for “good reason” if it results from: (i) a significant diminution in the executive’s position or the assignment to the executive of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the change in control; (ii) any material reduction in the executive’s salary, bonus opportunities, benefits or other compensation; (iii) the relocation of the executive’s principal place of business by more than 35 miles from his or her previous principal place of business; or (iv) any termination of the Executive Plan other than by its express terms. Regardless of whether a change in control had occurred, an executive would not be entitled to payments under the Executive Plan if he or she was terminated for cause. A termination of an executive generally would be “for cause” if it was due to: (i) the willful and continued refusal of the executive to substantially perform his or her employment duties following written notification by Rayonier Advanced Materials’ board of directors; or (ii) engagement by the executive in illegal conduct or gross misconduct that is demonstrably injurious to Rayonier Advanced Materials, including an indictment or charge by any prosecuting agency with the commission of a felony.
Rayonier Advanced Materials may condition payment of a portion of an executive’s severance benefits (generally, up to three times base salary) upon his or her agreement to adhere to confidentiality covenants, as well as to refrain from disparaging Rayonier Advanced Materials or its products; competing directly with Rayonier Advanced Materials; inducing clients from reducing or terminating their business with Rayonier Advanced Materials; or inducing certain employees to terminate employment or service with Rayonier Advanced Materials. These covenants would generally remain in effect for the shorter of one year from the executive’s termination or two years following a change in control, except that the confidentiality covenants would remain in effect for the longer of two years from the executive’s termination or three years following a change in control. By accepting the conditioned payments, an executive will be deemed to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any equitable proceeding that may be brought by Rayonier Advanced Materials to enforce such covenants.
Unless otherwise indicated, all cash payments would be made by Rayonier Advanced Materials in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with Code Section 409A, which regulates deferred compensation. Rayonier Advanced Materials has established two rabbi trusts related to the Executive Plan. One is designed to defray the legal costs incurred by the executives in enforcing their rights under the Executive Plan were Rayonier Advanced Materials not to meet its obligations. Rayonier Advanced Materials has transferred $250,000 per participant to this trust. Were there to be a change in control of Rayonier Advanced Materials, Rayonier Advanced Materials would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the Executive Plan.
Employment Letter Agreements
Mr. Ruperto, our Chief Financial Officer. In December 2013, Mr. Ruperto commenced employment with Rayonier as Senior Vice President, Corporate Development and Strategic Planning reporting to the CEO. In this position, Mr. Ruperto’s annual base salary was $350,000 and he was eligible to participate in the annual corporate bonus program with a target award opportunity of 61% of base salary. For 2014, Mr. Ruperto was entitled to a guaranteed minimum bonus payment of $210,000, payable in March 2015. This payment was subject to forfeiture in the event of his termination for cause or voluntary resignation prior to payment but would be paid on a prorated basis in the event of the elimination of Mr. Ruperto’s position in connection with a restructuring, a change in control or other event outside of his control. Upon his appointment, Mr. Ruperto was also granted a long-term incentive award with a grant date value of approximately $750,000, paid 80% in the form of performance shares and 20% in the form of stock options. Mr. Ruperto also received a restricted stock grant of approximately $250,000 upon commencement of employment, 40% of which is scheduled to vest on the second anniversary of the grant date and the remaining 60% of which is scheduled to vest in equal increments over the following three anniversaries of the grant date. If Mr. Ruperto voluntarily resigns he will forfeit any unvested restricted stock.
Mr. Ruperto is also entitled to enhanced severance protection in an amount equal to his annual base salary plus target bonus if his position is eliminated or changed substantially prior to March 31, 2016, and such termination is not covered under the Executive Severance Plan. Upon the expiration of this enhanced severance arrangement, Mr. Ruperto will revert to eligibility under the Severance Pay Plan. For purposes of this enhanced severance arrangement, a substantial change would include, but not be limited to, a relocation of the corporate office greater than 50 miles, a diminishment of the executive’s role as defined by a chance in reporting responsibility, base salary, bonus potential, authorities, duties or responsibilities.
Mr. Ruperto was also provided a $31,000 lump sum payment for relocation expenses and a settling-in allowance equal to one month’s salary, each grossed up for taxes, closing costs and moving expenses. These relocation expenses are subject to repayment in whole or part in the event of Mr. Ruperto’s voluntary resignation prior to the second anniversary of his employment commencement date.
Following the Separation, Mr. Ruperto joined Rayonier Advanced Materials, and in November 2014 he was promoted to serve as our Chief Financial Officer and Senior Vice President, Finance and Strategy. In connection with his appointment, Mr. Ruperto’s annual base salary was increased to $380,000.
Mr. Woo, our Former SVP and Chief Financial Officer. As noted above, Mr. Woo was appointed as our SVP Chief Financial Officer on June 24, 2014 and served in this position until November 30, 2014. In connection with his appointment, Mr. Woo’s annual base salary was set at $330,000 and he became eligible for a target award opportunity equal to 61% of his base salary and a prorated award under our 2014 annual corporate bonus program. For 2014, Mr. Woo was guaranteed a minimum bonus payment of $150,000 under our annual corporate bonus program payable in March 2015, which was subject to forfeiture in the event of his termination for cause or voluntary resignation; however, the payment would be made on a prorated basis in the event of the elimination of his position through restructuring, change in control or other event outside of Mr. Woo’s influence. In connection with his hiring, Mr. Woo was also granted long-term incentive awards on July 1, 2014 with a total grant date fair value of $450,000, split 80% in the form of performance shares and 20% in the form of stock options. On July 1, 2014, Mr. Woo was also granted restricted stock with a total grant date value of $250,000, which were scheduled to cliff vest on the third anniversary of his employment commencement date. Mr. Woo was also entitled to enhanced severance protection in an amount equal to his annual base salary plus target bonus in the event his position was eliminated or substantially changed prior to June 24, 2016 and such termination was not covered under the Executive Severance Plan. Mr. Woo was also provided a $30,000 lump sum payment for relocation expenses and a settling-in allowance equal to one month’s salary, each grossed up for taxes, closing costs and moving expenses, all of which was subject to repayment in whole or part in the event of his voluntary resignation prior to the second anniversary of his employment commencement date.
Mr. Woo’s employment with the Company was terminated on November 30, 2014. In connection with his termination of employment, Mr. Woo became entitled to a severance payment equal to his annual base salary and target bonus, prorated payment of his $150,000 guaranteed bonus for the portion of time he was employed by Rayonier and Rayonier Advanced Materials resulted in an actual payment of $125,000 paid in March 2015. Mr. Woo forfeited the restricted stock, stock option and performance share awards granted to him on July 1, 2014.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant time commitment and the skills and experience level necessary for directors to fulfill their duties. Our directors are subject to minimum stock ownership and stock retention requirements as discussed in the Compensation Discussion and Analysis.
Cash Compensation Paid to Non-Management Directors
Non-management director compensation is set by the Board at the recommendation of the Nominating Committee. For the 2014-2015 period, each non-management director receives the following cash compensation (which is prorated for partial year service): (i) an annual cash retainer of $55,000, payable in equal quarterly installments; (ii) an additional annual cash retainer of $20,000 for the Audit Committee chair, $15,000 for the Compensation Committee chair, and $10,000 for the Nominating Committee chair, payable in equal quarterly installments; (iii) meeting fees of: (A) $2,000 per Board meeting attended, (B) $2,000 per Audit Committee meeting attended, and (C) $1,500 per Committee meeting attended, other than the Audit Committee; (iv) $2,000 for each trip taken at the request of management to one of the Company’s facilities for a business purpose other than a Board or Committee meeting; and (v) $2,000 for any other business trip taken at the request of management. The fee for a director participating by telephone in a non-telephonic meeting of the Board or any Committee is half of the otherwise applicable fee.
Directors may defer up to 100% of their cash compensation. Any deferred amounts are paid to the director in a single lump sum on the later of the date the director becomes 74 or the conclusion of the director’s term, or upon termination as a director, if prior to age 74. Any deferred amounts earn interest at a rate equal to the Prime Rate as reported in The Wall Street Journal and is compounded annually (the “Prime Rate”).
Annual Equity Awards
For the 2014-2015 period, each non-management director received a restricted stock award equivalent to $95,000 based on grant date value (which is prorated for partial year service), vesting on the earlier of the first anniversary of the date of grant or the next annual meeting at which one or more members of the Board are standing for re-election if the director has not voluntarily left the Board prior to such date (May 14, 2015). Dividends on restricted stock awards accrue in a separate account and are paid upon vesting together with interest equal to the Prime Rate. A similar 2015-2016 restricted stock award for non-management directors is expected to be made after the Annual Meeting.
Other Fees
Fees for the Lead Director are established by the Board upon the recommendation of the Nominating Committee. The current annual cash retainer for the Lead Director is $25,000, payable in equal quarterly installments.
Other Compensation and Benefits

The Directors’ Charitable Award Program (the “DCAP”), established by Rayonier in 1995, and discontinued for new directors effective January 1, 2004, allowed directors to nominate up to five organizations to share a total contribution of $1 million from The Rayonier Advanced Materials Foundation (the “Foundation”), a tax-exempt charitable foundation. Mr. Townsend is the only current director who participates in this program. Ten retired directors of Rayonier also participate. The Company assumed responsibility for the DCAP program in connection with the Separation. Rayonier acquired joint life insurance contracts (which were assigned to the Company in connection with the Separation) on the lives of eligible participants, the proceeds of which will be adequate to fund the necessary contributions to the Foundation. The DCAP is administered through a trust established to hold the joint life insurance contracts, receive proceeds therefrom and fund the required contributions to the Foundation, among other responsibilities. Directors receive no direct financial benefit from this program since the charitable deduction and insurance proceeds accrue solely to the trust or the Company.

Director Compensation Table
The following table provides compensation information from Separation through December 31, 2014 for all individuals serving on our Board of Directors at any time during fiscal 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Bloomquist, De Lyle W.	75,272	88,763	—	164,035
Boynton, Paul G. (2)	—	—	—	—
Brown, II, C. David	63,500	—	—	63,500
Gaumond, Mark E.	72,500	—	—	72,500
Kirsch, James F.	71,272	88,763	—	160,035
Miller, James H.	51,750	—	—	51,750
Morgan, Thomas I.	56,500	—	—	56,500
Palumbo, Lisa M.	69,772	88,763	—	158,535
Townsend, Ronald	60,000	—	—	60,000

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 14 “Incentive Stock Plans” included in the notes to financial statements in our 2014 Annual Report on Form 10-K. All awards reflect the July 2014 awards of 2,041 shares of restricted stock to each director.

(2)	Mr. Boynton, as an executive officer of the Company, was not compensated for service as a director. See the Summary Compensation Table for compensation information relating to Mr. Boynton during 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the holdings of persons known to us to beneficially own more than five percent of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Janus Capital Management LLC	3,476,588(1)	8.20%
Janus Contrarian Fund
151 Detroit Street
Denver, CO 80206

BlackRock, Inc.	2,830,650(2)	6.60%
55 East 52nd Street
New York, NY 10022

The Vanguard Group	2,673,604(3)	6.26%
100 Vanguard Blvd.
Malvern, PA 19355

Allianz Global Investors U.S. Holdings LLC	2,453,265(4)	5.80%
NFJ Investment Group LLC
680 Newport Center Drive
Suite 250
Newport Beach, CA 92660

Abrams Capital, LLC	2,430,800(5)	5.70%
Abrams Capital Management, LLC
Abrams Capital Management, L.P.
David Abrams
c/o Abrams Capital Management, L.P.
222 Berkeley Street, 21st Floor
Boston, MA 02116

Piper Jaffray Companies	2,174,477(6)	5.10%
Advisory Research, Inc.
800 Nicollet Mall
Suite 800
Minneapolis, MN 55402

(1)
Aggregated holdings and percent of class as of December 31, 2014 as reported to the SEC on Schedule 13G on February 18, 2015, indicating sole voting power and sole dispositive power over all shares of Common Stock.

(2)
Aggregated holdings and percent of class as of December 31, 2014 as reported to the SEC on Schedule 13G on February 2, 2015, indicating sole voting power over 2,674,900 shares of Common Stock and sole dispositive power over all shares of Common Stock.

(3)
Aggregated holdings and percent of class as of December 31, 2014 as reported to the SEC on Schedule 13G on February 10, 2015, indicating aggregated sole voting power over 30,373 shares of Common Stock,; aggregated sole dispositive power over 2,649,131 shares of Common Stock; and aggregated shared dispositive power over 24,473 shares of Common Stock.

(4)
Aggregated holdings and percent of class as of December 31, 2014 as reported to the SEC on Schedule 13G on February 13, 2015, indicating sole voting power over 2,420,365 shares of Common Stock and sole dispositive power over all shares of Common Stock.

(5)
Aggregated holdings and percent of class as of December 31, 2014 as reported to the SEC on Schedule 13G/A on February 13, 2015, indicating aggregated shared voting power and aggregated shared dispositive power over all shares of Common Stock.

The reported stock for Abrams Capital, LLC (“Abrams Capital”) represent shares beneficially owned by private investment funds for which Abrams Capital serves as general partner. The stock reported for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent the stock beneficially owned by Abrams Capital and stock beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. The stock reported for David Abrams represent the stock reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. Each such person disclaimed beneficial ownership of the reported stock except to the extent of its or his pecuniary interest therein, which is as follows: Abrams Capital, LLC - 2,300,767 shares; Abrams Capital Management, LLC - 2,430,800 shares; Abrams Capital Management, L.P. - 2,430,800 shares; and David Abrams - 2,430,800 shares.

(6)
Aggregated holdings and percent of class as of December 31, 2014 as reported to the SEC on Schedule 13G on February 17, 2015, indicating shared voting power over 2,109,121 shares of Common Stock and shared dispositive power over all shares of Common Stock.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the Common Stock beneficially owned as of March 2, 2015 by each of the Company’s directors, each of the named executive officers and all directors and executive officers as a group. Unless otherwise indicated, all Common Stock listed below are owned directly by the named individual:

	Beneficial Ownership
Name of Beneficial Owner	Stock Beneficially Owned	Exercisable Stock Options (1)	Percent of Class
DeLyle W. Bloomquist	2,041(3)	—	*
Paul G. Boynton	218,627(2)(3)	70,841	*
C. David Brown, II	14,229(3)	—	*
Mark E. Gaumond	2,834(3)	—	*
James F. Kirsch	2,041(3)	—	*
James H. Miller	2,264(3)	—	*
Thomas I. Morgan	2,385(3)	—	*
Lisa M. Palumbo	13,495(2)(3)	—	*
Ronald Townsend	3,816(3)	—	*
Michael R. Herman	90,205(2)(3)	25,377	*
James L. Posze, Jr.	27,951(2)(3)	3,210	*
Frank A. Ruperto	30,644(2)(3)	1,391	*
Directors and executive officers as a group (15 persons)	462,677(2)(3)	112,452	1.34%

*	Indicates that the percentage of beneficial ownership of the director or executive officer does not exceed 1 percent of the class.

(1)
Pursuant to SEC regulations, stock receivable through the exercise of employee stock options that are exercisable within 60 days after March 2, 2015 are deemed to be beneficially owned as of March 2, 2015.

(2)
Includes the following share amounts allocated under the Savings Plan to the accounts of Mr. Boynton, 3,977; Mr. Herman, 532; Ms. Palumbo, 434; Mr. Posze, 414; Mr. Ruperto, 347 and all directors and executive officers as a group, 5,704.

(3)
Includes outstanding unvested restricted stock awards as follows: Messrs. Bloomquist and Kirsch and Ms. Palumbo, 2,041, Messrs. Brown, Gaumond, Miller, Morgan and Townsend, 702, Mr. Boynton, 102,344, Mr. Herman, 32,948, Mr. Posze, 20,500, Mr. Ruperto, 24,297 and all directors and executive officers as a group, 228,813.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2014 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of the Company’s outstanding Common Stock have complied with the reporting requirements of Section 16(a).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 regarding all compensation plans under which equity securities of the Company are authorized for issuance. The number of securities underlying outstanding awards and the weighted average exercise price shown have been adjusted to reflect our June 27, 2014 Company Separation.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holder	2,267,743 (1)	$28.55	3,778,721 (2)
Equity compensation plans not approved by security holder	N/A	N/A	N/A
Total	2,267,743	$28.55	3,778,721

(1)
Consists of 180,325 outstanding stock options awarded under the 2004 Incentive Stock Plan, 969,737 outstanding stock options awarded under the Rayonier Incentive Stock Plan, 355,171 outstanding stock options awarded under the Rayonier Advanced Materials Incentive Stock Plan and 762,510 performance shares (assuming maximum payout) awarded under the Rayonier Incentive Stock Plan and the Rayonier Advanced Materials Incentive Stock Plan. The weighted-average exercise price in column (B) does not take performance shares into account.

(2)	Consists of shares available for future issuance under the Rayonier Advanced Materials Incentive Stock Plan.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board of Directors and hold office for such terms as determined by the Board. The information set forth below includes the current executive officers of the Company who are not also serving as directors.
Thomas H. Benner, 47, Senior Vice President, Commercial-Mr. Benner joined the Company in October 2014 as Senior Vice President, Commercial. From 2010 to October 2014, he was based in Lyon, France as President of Solvay’s Silica global business unit (the inventor and leading global provider of highly dispersible silica, with a main application in the production of fuel-saving tires). From 1998 to 2010 he was with Rhodia (manufacturers of polyamide staple fiber, filament, yarns and engineering plastics for non-wovens, textiles and industrial end uses), most recently as Vice President/General Manager - Novecare. Mr. Benner holds a Bachelor of Science degree in chemical engineering from Penn State University and an MBA from Columbia University.
Michael R. Herman, 52, Senior Vice President, General Counsel and Corporate Secretary-Mr. Herman joined Rayonier (an international forest products company with core businesses in timber and real estate) as Vice President and General Counsel in September 2003 and was named Senior Vice President and General Counsel in March 2013, a position he held until June 2014. Following the Separation, Mr. Herman was appointed to his current position for the Company. From 1997 to 2003, he was vice president and general counsel of GenTek Inc., and its predecessor company, General Chemical Corporation, which he joined in 1992. Mr. Herman was also counsel to IBM’s Integrated Systems Solutions Corporation for two years and served four years as an associate with the international law firm Shearman & Sterling. Mr. Herman holds a BA in economics and literature and rhetoric from Binghamton University, and a JD from St. John’s University School of Law.
Charles H. Hood, 64, Senior Vice President, Public Affairs and Communications-From July 2007 to February 2013, Mr. Hood was Vice President, Public Affairs at Rayonier (an international forest products company with core businesses in timber and real estate) and was promoted to Senior Vice President, Public Affairs and Communications in March 2013, a position he held until June 2014. Following the Separation, Mr. Hood was appointed to his current position for the Company. Prior to joining Rayonier, Mr. Hood was with Georgia-Pacific for 23 years, most recently as Vice President of Government Affairs. From 1991 to 2003, he was Georgia-Pacific’s Southeast Regional Manager of Government Affairs, and prior to that, their Manager of Government Affairs for Florida. Mr. Hood also served as Clerk of the Courts for Putnam County, Florida, for eight years, and was a legislative assistant for the Florida State Senate from 1972 to 1976. He holds a bachelor’s degree in journalism from the University of Florida.
James L. Posze, Jr., 50, Senior Vice President, Human Resources-From October 2010 to March 2013, Mr. Posze was Vice President, Human Resources at Rayonier (an international forest products company with core businesses in timber and real estate), and was promoted to Senior Vice President, Human Resources in March 2013, a position he held until June 2014. Following the Separation, Mr. Posze was appointed to his current position for the Company. Prior to joining Rayonier, Mr. Posze was with Albemarle Corporation (a manufacturer of polymers and fine chemicals), where he served as Global Director, Human Resources for more than eight years. Mr. Posze holds a bachelors degree in management from Western Kentucky University.
Frank A. Ruperto, 48, Chief Financial Officer and Senior Vice President, Finance and Strategy-Mr. Ruperto joined Rayonier (an international forest products company with core businesses in timber and real estate) in March 2014 as Senior Vice President, Corporate Development and Strategic Planning, a position he held until June 2014. Following the Separation, he was appointed to the same position at the Company and was appointed to his current position in December 2014. Prior to joining Rayonier, from 2003 to 2012, he served as Managing Director, Mergers and Acquisitions for Banc of America Securities and, subsequent to their merger, Bank of America Merrill Lynch (each a consumer banking and financial services provider).  From 1996 to 2003, Mr. Ruperto held various positions at Merrill Lynch & Co. including Managing Director, Mergers & Acquisitions.  Prior to that, Mr. Ruperto was an Associate with Kidder Peabody & Co./PaineWebber Inc. from 1993 to 1995 and with Smith Barney Inc. from 1995 to 1996.  From 1988 to 1991, he was a Corporate Finance Analyst with Alex. Brown & Sons Inc.  Mr. Ruperto received a Bachelor of Arts with a concentration in economics from Harvard College and holds an MBA, with a major in finance, from The Wharton School of Business at The University of Pennsylvania.

ADVISORY VOTE ON “SAY ON PAY”

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules of the SEC, we are providing stockholders with an advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, and in the tables and related narrative disclosure in this Proxy Statement.
As described in detail in such disclosures, our executive compensation programs are designed to drive Company performance, attract, motivate and retain a high quality leadership team and focus our senior leaders on the creation of long-term stockholder value. Our compensation programs provide a substantial majority of named executive officer compensation in the form of “at risk” performance-based incentives, consisting primarily of long-term stock-based awards and an annual cash incentive plan. We believe this approach to compensation properly aligns the interest of our executives with those of our stockholders and with the long-term interests of the Company.
2014 was a year of unprecedented change for Rayonier Advanced Materials. In June 2014, we successfully separated from our former parent company, Rayonier. Decisions regarding the compensation of our named executive officers for 2014 were made primarily by the Compensation and Management Development Committee of Rayonier prior to the Separation, and our executive compensation program, at least as an initial matter, remains largely consistent with the executive compensation program in place at our former parent. Following the Separation, our initial compensation arrangements were governed largely by the terms of the Employee Matters Agreement, which in part, limited the discretion of our Compensation Committee. The Employee Matters Agreement, among other items, required us to establish and maintain, through at least December 31, 2015, retirement benefit and executive severance arrangements with terms substantially the same as those provided by Rayonier prior to the Separation.
Within this framework, we believe that our compensation program demonstrated our pay-for-performance philosophy during our first year as a newly public company. As discussed in the Executive Summary in our Compensation Discussion and Analysis, 2014 was a demanding year for us due to the difficult market conditions that existed at the time of our Separation and remained challenging throughout the second half of 2014. These challenges are evidenced by our lower than expected financial results and the drop in our stock price, as well as the corresponding reduction of compensation paid to our named executive officers with respect to both long- and short-term incentives. Due to our overall TSR performance during the 2012-2014 performance period, our named executive officers and other participants received zero payout with respect to our 2012 performance share program. In addition, under our 2014 annual incentive plan, our financial performance for the second half of 2014 resulted in a zero payout factor for the post-Separation performance period resulting in payout 16% below target. As evidenced by this reduction in targeted incentive compensation for 2014, we believe that our executive compensation philosophy correctly aligns the interests of our executives with our stockholders and demonstrates the execution of our pay-for-performance philosophy.
Note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this proxy statement.
This proposal provides stockholders with the opportunity to endorse or not endorse our compensation arrangements for named executives through the following resolution:
“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and any related material).”
While this vote is not binding on our Board of Directors, the Board values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ADVISORY VOTE ON “SAY WHEN ON PAY”

In accordance with the Dodd-Frank Act, we are providing our stockholders with an advisory vote as to the frequency of future advisory stockholder votes on the compensation of our named executive officers, as disclosed in our proxy statement pursuant to SEC rules. Specifically, stockholders may express their preference as to whether such advisory votes should be held every one, two or three years.
Our Board of Directors recognizes the value of receiving regular input from our stockholders on important issues, including senior executive compensation. Accordingly, after careful consideration, our Board of Directors has concluded that holding an advisory stockholder vote on an annual basis is appropriate at this time. Note that stockholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own preference among the frequency options.
This proposal provides stockholders with the opportunity to express their preferred voting frequency for future Say on Pay votes by choosing the option of one year, two years or three years. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board of Directors as the frequency that has been selected by stockholders for future advisory Say on Pay votes. While this vote is not binding on the Board of Directors or the Company, our Board of Directors values the opinions of our stockholders and will take into account the outcome of the vote when considering the frequency of future advisory Say on Pay votes.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT
TO THE FREQUENCY OF FUTURE ADVISORY SAY ON PAY VOTES.

ITEM 3-RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 26, 2015, the Audit Committee appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015. Although submission of the appointment for ratification by the stockholders is not legally required, the Board believes that it is consistent with best practices and is an opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of the independent registered public accounting firm for the Company for 2015.
Representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and they will have an opportunity to make a statement if they desire to do so.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States of America as well as auditing the Company’s internal control over financial reporting.
The Audit Committee’s role is to assist the Board of Directors in oversight of the Company’s financial reporting process, including annual audits and quarterly reviews of its financial statement filings and audits of internal control over financial reporting. The Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Committee is currently composed of six directors, all of whom have been determined by the Board of Directors to be “independent” and “financially literate” as defined under applicable securities laws and rules of the NYSE, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter can be found on the Company’s website at www.rayonieram.com.
The Committee has reviewed and discussed the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 with management and with the Company’s independent registered public accounting firm. In addition, the Committee has held discussions with the Company’s independent registered public accounting firm covering the matters required by Statement of Auditing Standards No. 16 (Communications with Audit Committees). The Committee has also received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB for independent auditor communications with audit committees concerning independence, and has held discussions with the Company’s independent registered public accounting firm regarding their independence.
The Committee discussed with the Company’s chief internal audit executive, and with the Company’s independent registered public accounting firm representatives, the overall scope and plans for their respective audits, and met with each of them to discuss the results of their examinations, their evaluations of the adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures, and the overall quality of the Company’s financial reporting. On June 27, 2014, the Company was spun-off from Rayonier and the Audit Committee formally commenced operation and undertook its responsibilities at such time. Separate private meetings without management present were also held with the Company’s chief internal audit executive at three meetings of the Committee in 2014 and with representatives of the Company’s independent registered public accounting firm at three meetings of the Committee in 2014. The Committee also held three regularly scheduled private meetings with the Company Ombudsman in 2014. The Ombudsman is responsible for handling concerns and inquiries regarding compliance matters, including any submissions regarding the Company’s accounting, internal controls and auditing, as required by the Sarbanes-Oxley Act of 2002.
In reliance on the Committee’s reviews and discussions with management, and the independent registered public accounting firm as discussed above, the Committee recommended that the Board of Directors include the audited financial statements of the Company in the Company’s 2014 Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
This report is furnished by the members of the Audit Committee.

Mark E. Gaumond, Chair	James H. Miller
DeLyle W. Bloomquist	Lisa M. Palumbo
James F. Kirsch	Ronald Townsend
Audit Committee Financial Expert
The Board has evaluated whether at least one Audit Committee member meets the qualifications to serve as an “audit committee financial expert” in accordance with SEC rules. Based on its evaluation, the Board has determined that Mr. Gaumond is independent of management and qualifies as an audit committee financial expert.
Information Regarding Independent Registered Public Accounting Firm
Ernst & Young has served as Rayonier’s independent registered public accounting firm since May 22, 2012, and following the Separation, the Company continued to use Ernst & Young for the fiscal year ended December 31, 2014. The Audit Committee may change the appointment of the independent registered public accounting firm at any time if it determines, in its discretion, that such a change is in the best interest of the Company and its stockholders.
The following table presents the fees for professional services earned by Ernst & Young for services rendered to the Company for the fiscal years ended December 31, 2014 and 2013.

Fees (in millions)	2014	2013[5]
Audit fees[1]	$2,092,000	NA
Audit-related fees[2]	—	NA
Tax fees[3]	45,000	NA
All other fees[4]	4,000	NA
	$2,141,000	NA
1Audit fees include amounts for the audits of the annual financial statements and internal control over financial reporting, quarterly reviews of Forms 10-Q, statutory audits, audit of the income tax accrual, accounting research and consents for SEC filings. The 2014 amount reflects an estimate of fees not yet billed for the 2014 audit.
2Audit-related services include services such as internal control reviews, employee benefit plan audits and transaction-related fees.
3Tax fees include income tax services other than those directly related to audit of the tax accrual.
4All other fees includes any other products or services provided other than the services reported in the first three categories. Such services include an accounting research tool subscription.
5Prior to the Separation on June 27, 2014, audit, audit-related, tax and other fees were paid by Rayonier because the Company’s results were included in the consolidated financial statements of Rayonier.
The independent registered public accountants are prohibited by Company policy from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.
All fiscal 2014 services provided by the independent registered public accountant were pre-approved in accordance with the Committee’s pre-approval policies and procedures set forth on the attached Appendix A.

MISCELLANEOUS

Annual Report
A copy of our Annual Report, which includes the 2014 Annual Report on Form 10-K (without exhibits), is available on the Internet at www.proxyvote.com as set forth in the Internet Notice. However, we will send a copy of our 2014 Annual Report on Form 10-K to any stockholder without charge upon written request addressed to:
Rayonier Advanced Materials Inc.
Investor Relations
1301 Riverplace Boulevard
Suite 2300
Jacksonville, Florida 32207, USA

Delivery of Materials to Stockholders Sharing an Address
In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Internet Notice or, if paper copies are requested, only one Proxy Statement and Annual Report is delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. If a stockholder sharing an address wishes to receive a separate Internet Notice or copy of the proxy materials, that stockholder may do so by contacting Broadridge Householding Department via telephone at 1-800-542-1061 or via mail addressed to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any stockholder making such request will promptly receive a separate copy of the proxy materials, and separate copies of all future proxy materials. Any stockholder currently sharing an address with another stockholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting Broadridge Householding Department by telephone or mail as indicated above.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Michael R. Herman
Michael R. Herman Corporate Secretary

APPENDIX A
Rayonier Advanced Materials Inc. Audit Committee
Policies and Procedures
Pre-approval of Services Provided by the Independent Auditor
To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent auditors and maintains appropriate oversight, the following policies and procedures have been established.
Policies and Procedures

1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.

2.
The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent auditors as well as unanticipated projects that arise.

3.
When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.

4.	The following audit-related services are pre-approved as they become required and need commencement before notifying the Chairman:

a.	Required audits of wholly-owned subsidiaries of the Company,

b.	Consent letters,

c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,

d.	Annual audits of the Company’s defined benefit and savings plans,

e.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws, and

f.	Subscription services for technical accounting resources and updates.
This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.
Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.
Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent auditor.

A-1

RAYONIER Advanced Materials

RAYONIER ADVANCED MATERIALS INC
1301 RIVERPLACE BLVD
SUITE 2300
JACKSONVILLE, FL 32207

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following:

		For	Against	Abstain
1.	Election of Directors			
1	James F. Kirsch	☐	☐	☐
2	James H. Miller	☐	☐	☐
3	Ronald Townsend	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
2	Approval, in a non-binding vote, of the compensation of our named executive officers as disclosed in the Proxy Statement	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		1 year	2 years	3 years	Abstain
3	To recommend, by non-binding vote, the frequency of future non-binding votes on the compensation of our named executive officers	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Properly executed proxies will be voted on such other business as may properly come before the meeting or any adjournment thereof.

Please sign your name where indicated below, including any joint owners. If signing as an attorney, executor, administrator or other fiduciary, please give your full title. If signing as an entity, please have an authorized signatory sign in full corporate or partnership name.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000236998_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

RAYONIER ADVANCED MATERIALS INC
Annual Meeting of Stockholders
May 14, 2015 4:00 PM
This proxy is solicited by the Board of Directors

By signing this card, I (we) hereby (i) authorize PAUL G. BOYNTON, MICHAEL R. HERMAN and FRANK A. RUPERTO, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us), and (ii) direct Reliance Trust Company, Trustee under the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees, the Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees and the Rayonier Investment and Savings Plan for Salaried Employees, to vote in person or by proxy all shares of Common Stock of Rayonier Advanced Materials Inc. allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which properly come before the Annual Meeting of Stockholders of Rayonier Advanced Materials to be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 14, 2015 at 4:00 p.m., Eastern Daylight Time, or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or at any adjournment thereof.

The stock represented by this proxy when properly executed by the Stockholder(s) will be voted in the manner directed herein. **If no direction is made, this proxy will be voted "FOR" all nominees, "FOR" proposals 2 and 4; and "ONE YEAR" for proposal 3.** If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)

0000236998_2 R1.0.0.51160